As filed with the Securities and Exchange Commission on May 30, 2001 Registration No. 333-51414

                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 2054

                              FORM SB-2/A
                            AMENDMENT NO. 2
                         REGISTRATION STATEMENT
                                 Under
                        The Securities Act of 1933

                         Rubicon Medical Corporation
                         -----------------------
            (Name of registrant as specified in its charter)

      Delaware                     3061                   87-0361403
      --------                     ----                   ----------
(State or Jurisdiction of       Primary SIC             (IRS Employer
incorporation or organization)                        Identification No.)

      2064 West Alexander, Salt Lake City, Utah 84119; (801) 886-9000
      ---------------------------------------------------------------
(Address, including zip code, and telephone number, including area code of Small Business Issuer's principal executive offices)

                                                  COPY TO:
Richard J. Linder, President/CEO             Victor D. Schwarz, Esq.
Rubicon Medical Corporation                  2681 Parleys Way, Suite 203
2064 West Alexander                          Salt Lake City, Utah 84109
Salt Lake City, Utah 84119                   Facsimile (801) 463-6085
Telephone: (801) 886-9000
Facsimile: (801) 886-9004
-----------------------------------
(Name, address, including zip code
and telephone number, including area
code, of agent for service)

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement.

If the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:[ ]


                          CALCULATION OF REGISTRATION FEE

                                                    Proposed Maximum      Proposed Maximum
Title of Each Class of               Amount to       Offering Price          Aggregate            Amount of
Securities to be Registered         Be Registered      Per Share(1)        Offering Price    Registration Fee
Common Stock offered by Selling
Shareholders                         11,508,000          $1.00                 $11,508,000        $3,039

Total                                11,508,000          $1.00                 $11,508,000        $3,039

(1)Estimated solely for purposes of calculating the registration fee.  The maximum offering price per share is based upon anticipated offering price per share of $1.00 pursuant to Rule 457(a), as the common stock has never traded on any market.



The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                             Table of Contents
               Pursuant to Item 502 of Regulation S-B

Section                                                     Page
-------                                                     ----
PROSPECTUS SUMMARY                                           2
     Rubicon                                                 2
     Contact Information                                     2
     The Offering                                            2
RISK FACTORS                                                 3
     Our manufacturing operations have not proved
        profitable and substantial uncertainties surround
        the future profitability and our ability to
        continue in business.                                3
     Without additional capital to fund manufacturing
        operations and additional medical device
        research, our ability to remain operational
        will be questionable.                                3
     Purchasers of shares in this offering may
        be buying shares at prices higher than
        the enterprise value and have trouble
        reselling the shares.                                3
     Our shares will be traded on the National
        Associations of Securities Dealers
        Electronic Bulletin Board where typically
        shares do not develop as active a trading market
        and volume tends to be low reducing liquidity.       4
     It is anticipated Rubicon's shares will initially
        be considered a "penny stock" and be subject
        to rules which limit the shares ability to
        be sold.                                             4
     Investors may suffer dilution, particularly if our
        stock price falls, from conversion of our
        outstanding preferred stock and the payment,
        in stock, due on the purchase of Accurate Designs.   5
     The issuance of additional shares through the
        conversion of the preferred stock and the payment
        of shares for Accurate Design may cause our share
        price to decrease.                                   5
     We have two key employees who have been
        responsible for our product development
        and the loss of either would have detrimental
        effects on our future prospects.                     6
     Extensive governmental regulations make it costly
        for us to move quickly on new opportunities
        and limit the work we can pursue.                    6
     Healthcare regulations limiting Medicare payments
        on new devices, which may include our technology,
        may reduce the number of elderly people who will initially be able to receive treatment using our technology thereby limiting the market size and
        future royalty payments.                             6
     The guardian embolization protection system may
        not gain regulatory approval in the United
        States and/or Europe.                                7

FORWARD LOOKING STATEMENTS                                   7
DIVIDEND POLICY                                              8
MARKET PRICE OF COMMON STOCK                                 8
BUSINESS                                                     8
     Background                                              8
       Industry overview                                    10
       Contract Manufacturing                               10
       Equipment Manufacturing                              13
       Technology Development and Licensing                 15
     Medical Advisory Board                                 18
     Competition                                            18
     Governmental Regulation                                19
     Patents                                                20
     Employees                                              20
     Facilities                                             20
MANAGEMENT DISCUSSION AND ANALYSIS OF OPERATIONS            20
     General                                                20
     Plan of Operation                                      20
     Liquidity and Capital Resources                        21
        December 31, 2000 and 1999                          21
        March 31, 2001                                      23
        Contract Manufacturing                              23
        Equipment Manufacturing                             24
        Technology Development and Licensing                24
     Results of Operations                                  24
        December 31, 2000 and 1999                          24
        March 31, 2001 and 2000                             25
        Contract Manufacturing                              25
        Equipment Manufacturing                             26
        Technology Development and Licensing                26
MANAGEMENT                                                  27
     Directors and Executive Officers                       27
     Executive Compensation                                 28
PRINCIPAL STOCKHOLDERS                                      29
CERTAIN TRANSACTIONS                                        30
SELLING STOCKHOLDERS                                        30
PLAN OF DISTRIBUTION                                        32
DESCRIPTION OF SECURITIES                                   33
     Common Stock                                           33
     Preferred Stock                                        33
        2000 Series A Convertible Preferred Stock           34
     Transfer Agent                                         35
LEGAL MATTERS                                               35
EXPERTS                                                     35
INTEREST OF NAMED EXPERTS                                   36
ADDITIONAL INFORMATION                                      36
INDEMNIFICATION                                             37
INDEX TO FINANCIAL STATEMENTS                               38
FINANCIAL STATEMENTS                                       F-1

                      PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION
                      --------------------------------------------

                              Rubicon Medical Corporation
                          11,508,000 Shares of Common Stock



The 11,508,000 shares of common stock of Rubicon Medical Corporation are offered by certain selling stockholders. There is presently no public market for the shares.



Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment. For more detailed information on the risk associated with purchase of securities of Rubicon see page _________ for "Risk Factors."

Information contained in this prospectus is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                 The date of this prospectus is _______, 2000.

                              PROSPECTUS SUMMARY

The following is a summary of the information, financial statements and the notes included in this prospectus.

Rubicon............Rubicon Medical Corporation is a medical products manufacturing and device development company with three strategic business units; 1) contract manufacturing, 2) equipment manufacturing, and 3) technology development and licensing.

Contact
 Information......The corporate offices of Rubicon are located at 2064 West
                  Alexander, Salt Lake City, Utah 84119; telephone number is
                 (801) 886-9000.

The Offering:

Securities
 Offered..........11,508,000 shares of common stock-All by selling stockholders.

Risk Factors......Until the second quarter 2000, Rubicon lost money.  We only recently have had the capital to continue the development of our products. We are dependent on our research capabilities to develop new products and as with any research there is a substantial uncertainty as to the future economic benefit. We do not have a public market for our securities and no support from major brokerage houses. Accordingly, as set forth in more detail in this prospectus, the securities offered involve a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment.

Common Stock
 Outstanding......48,673,334 shares-no additional shares will be issued by
                  Rubicon in this offering.

Preferred Stock
 Outstanding......163,400 shares of preferred stock are outstanding and are classified as Series A Convertible Preferred Stock.

                               RISK FACTORS

     The common stock for sale is a speculative investment and very risky. You should especially consider these risk factors and the information in the rest of this prospectus.

Our manufacturing operations have not proved profitable and substantial uncertainties surround future profitability and our ability to continue in business.
---------
     Our operations are divided into distinct business units. So far, only our technology development and licensing unit has proven profitable. One of the reasons for the lack of profitability in contract manufacturing and equipment manufacturing is the nature of the medical device industry. This industry tends to require substantial up front cost to develop technology and facilities prior to being able to sell any products. We have reached a point where we now have a facility capable of producing product and services to sell and have the needed resources to execute our business plan. Unfortunately, it has taken longer than anticipated to have products and services ready for the marketplace and valuable capital resources have been exhausted. Additionally, since we have not obtained any significant contracts for our products, other than the Abbott license, there can be no assurance that our products and services are going to be accepted or that we will be able to sell enough to be profitable. Purchasers of shares of Rubicon common stock will be buying shares in an unproven operation with no assurance of future profitability and limited resources.



Without additional capital to fund manufacturing operations and additional medical device research, our ability to remain operational will be questionable.
-------------
     We recently completed a licensing agreement with Abbott Laboratories, which provided a cash infusion of $2,000,000. We also raised $817,000 through the sale of our equity securities. Of this money, approximately $907,000 remains. Except for the $2,000,000 from Abbott, Rubicon has not produced a profit and none is expected in the next two quarters. Rubicon's future success will therefore depend on our ability to raise additional capital and future payments from the licensing agreement with Abbott. If Abbott were to stop pursuing the commercialization of the products licensed from Rubicon and cease future payments, our current capital position would not allow us to continue to expand operation and future solvency of our business would be questionable. We believe with our current capital position, we can continue in business for the next twelve months and have prepared our budget based only on the funds currently available. If at the end of 2001, our contract manufacturing and equipment manufacturing operations are not profitable, the viability of those units will be questionable and we may have to evaluate the future direction we will take.



Purchasers of shares in this offering may be buying shares at prices higher than the enterprise value and have trouble reselling the shares.
----------------------------------------------------------------
     Although this offering does not come within the normal definition of an initial public offering, there are many similarities that place purchasers of shares offered pursuant to this prospectus at particular risk. There is presently no public market for the shares being offered. The shares sold pursuant to this prospectus will be the first available to the general public. This creates a situation where purchasers of the shares offered in the prospectus do not have the ability to see how the market views the shares over time. Additionally, the price of the shares may be affected by the supply and demand principals far more than the price of securities in other companies, which have an active trading market and have been listed for a longer period of time. Purchasers will be buying from a relatively small number of stockholders with the majority of shares in the hands of only a few selling stockholders. If these stockholders, particularly those with the most shares, do not want to sell until the price is higher, the prices of the shares could increase because of the demand being greater than the available supply of shares. Once the price increases to higher levels, it is likely these larger shareholders would start selling shares thereby increasing the supply which potentially could drive the price down or create a barrier to higher prices as large supply of shares would now be available from an investor with a very low cost basis. This is often seen in initial public offerings resulting in the prices beginning to settle as supply increases. Unlike in the initial public offering, however, there is no underwriter with expertise to value Rubicon. Here, the investor will make his or her own determination of price without the benefit of an underwriter's assistance.

Our shares will be traded on the National Associations of Securities Dealers Electronic Bulletin Board where typically shares do not develop as active a trading market and volume tends to be low reducing liquidity.
-------------------------------------------------------------
     Shares of Rubicon's common stock currently do not meet the NASDAQ listing requirements for the Small Cap(R) Market. Until Rubicon is able to satisfy NASDAQ's requirements for listing, trading of the shares will be conducted on the NASD's Over the Counter Electronic Bulletin Board, established for securities which do not meeting the NASDAQ Small Cap(R) Market listing requirements. Generally, companies listed on the bulletin board do not have the liquidity ability or investor following of NASDAQ companies.
Consequently, the liquidity of shares could be impaired. This is not only in the number of securities, which could be bought and sold, but also potential delays in the timing of transactions, reduction in security analysts' and news media's coverage of Rubicon resulting in lower prices for shares than might otherwise be attained.



It is anticipated Rubicon's shares will initially be considered a "penny stock" and be subject to rules which limit the shares ability to be sold.
-------------------------------------------------------------------------
     Rubicon's common stock will initially be covered by a Securities and Exchange Commission rule covering securities deemed "penny stock." "Penny Stock's" are generally those securities which trade at less than $5.00 per share and whose issuers have less than $5,000,000 in assets and do not trade on NASDAQ or a large exchange such as the New York or American Stock Exchange. Although there are many sub-definitions of "penny stock" for our purposes our shares will be deemed "penny stock" since we anticipate they will initially trade at less than $5.00 per share and we have less than $5,000,000 in assets. The "penny stock" rule imposes additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written understanding on the nature of Rubicon prior to the sale. These limitations make it difficult for broker dealers to sell penny stocks and most will not recommend a penny stock or sell a penny stock except to customers they have a long term relationship with and who are accredited investor. Because of these limitations many brokers do not follow penny stock or recommend them to clients. Consequently, the penny stock rules may affect the ability of broker-dealers to sell Rubicon's common stock and also may affect the ability of persons now owning or subsequently acquiring Rubicon's common stock to resell such securities in any trading market that may develop. Although Rubicon's long term goals are to have our shares listed on NASDAQ, which would exempt such securities from the above rule, there is no assurance that we will meet the substantial NASDAQ requirements. Without brokers recommending Rubicon to their clients it will be difficult to establish a market for a securities or to have a wide spread shareholder base. This may result in difficulty for an investor trying to resell our shares with even small share sales resulting in a reduction in our share price with there potentially being little demand for our shares.

Investors may suffer dilution, particularly if our stock price falls, from conversion of our outstanding preferred stock and the payment, in stock, due on the purchase of Accurate Designs.
-----------------------------------
     Conversion features on our outstanding preferred stock and our agreement with Accurate Designs may result in additional shares of common stock being issued. The outstanding shares of preferred stock is convertible into shares of common stock based on a floating rate of fifty percent of the market price of our securities at the time of conversion. Additionally, our agreement with Accurate Designs requires we deliver $1,000,000 in shares of our common stock one year after our stock is listed for trading on the Electronic Bulletin Board. The number of shares deliverable in both instances is based on market price at the time of conversion of the preferred stock and delivery of common stock for Accurate Designs. Accordingly, if the price of our shares is low, the number of shares we will have to deliver will correspondingly increase causing more dilution to investors in Rubicon.

The issuance of additional shares through the conversion of the preferred stock and the payment of shares for Accurate Design may cause our share price to decrease.
------------
     The issuance of additional shares upon conversion of the preferred stock, which converts at a floating rate of fifty percent of the market price of the common stock, and on the payment of the shares on the Accurate Designs' contract may have a negative impact on the price of our shares of common stock due to the increase number of shares trying to be sold. Given the potential increased number of shares available for sale, the penny stock rules and potentially number of available buyers for our shares, there may be more shares trying to be sold then purchased causing negative pressure on our share price. Negative pressure on our share price could actually result in even more dilution to investors as both the shares issuable on conversion of the preferred stock and on the Accurate Designs contract are based on market price. This means the lower our share price the more shares we will have to deliver on conversion of preferred stock and payment of the Accurate Design obligation. Any downward pressure on the price of the common stock could encourage short sales which would place even greater pressure on the price of common stock. Some short sellers may even gamble on the belief the additional shares will cause our share price to be reduce and engage in short sales prior to any conversion or deliver of shares on Accurate Designs causing our share price to drop resulting in higher dilution.


We have two key employees who have been responsible for our product development and the loss of either would have detrimental effects on our future prospects.
-----------------
     Richard J. Linder, President/CEO and Harold Pearsall, Vice President of Operations have been instrumental in the development of our products including the Guardian Embolization Protection System and RF or radio frequency molding equipment, which uses radio frequencies to heat plastic for molding. As a small company, without extensive training programs, we do not have employees with the capabilities to assume either of their roles or who have the technical knowledge possessed by these individuals. Mr. Linder was responsible for the development of the Guardian System and subsequent negotiations with Abbott Laboratories. He has a medical products marketing and production background that is instrumental in identifying business opportunities for Rubicon. Mr. Pearsall was the owner of Accurate Designs, prior to its acquisition by Rubicon, and developed its RF molding equipment. To mitigate the risk of loss, we intend to purchase key man life insurance on both of these individuals, but the insurance may not cover the long-term downturn in business from the loss of either gentlemen.

Extensive governmental regulations make it costly for us to move quickly on new opportunities and limit the work we can pursue.
---------------------------------------------------
     The focus of our business is in the medical product field. The nature of this field requires extensive research and development costs and testing expenses prior to product being allowed to be used on people. Additionally, extensive product control measures are required on all products manufactured for use in the medical industry. As a result of these regulations, the cost of developing our operations to the point we can now start producing products has been extensive and drained our limited resources. Outside the medical tubing and catheter tip markets, we do not anticipate producing the products we design. Instead our limited resources will require we focus our efforts on being a design shop and license the end products to other manufacturers and companies with the ability to pursue human testing and eventual marketing. This business model will limit our profitability and make it difficult for us to expand without the efforts of third party large capital company's support of our designs. Presently, only one of our medical product designs is being pursued by a large capital company, and, although we believe they will continue development of the product, there is no assurance of further development.


Healthcare regulations limiting Medicare payments on new devices, which may include our technology, may reduce the number of elderly people who will initially be able to receive treatment using our technology thereby limiting the market size and future royalty payments.
--------------------------------------------
     The Healthcare Finance Administration, which is the federal government agency in charge of medicare reimbursements, through Congressional mandate, has limited "pass through" payments on medical devices to 2.5% of their overall budget. Pass through payments are the payments made on any new devise technology or technology under evaluation by the FDA. This may prevent accessability to new and innovative technology by the elderly who are covered under Medicare and reduce our potential market opportunities. Although this primarily affects our marketing partners such as Abbott Laboratories, since our royalty stream is based on the amount of revenue received by Abbott Laboratories, any reduction in the ability to sell the guardian system or to receive revenue on it would have a negative impact on royalty payments to us. By reducing Abbott Laboratories ability to receive Medicare payments on the technology, particularly a product such as our guardian system which would typically have its largest market in people over the age of 55, the initial royalty payments will be less until the guardian system is no longer covered by the pass through limitations.


The Guardian Embolization Protection System may not gain regulatory approval in the United States and/or Europe.
-----------------------------------
     The Guardian embolization protection system has been licensed to Abbott Laboratories. Abbott has paid the initial $2,000,000 license fee to Rubicon. Additional license fees and royalties are pending certain milestones including regulatory approval in Europe and the United States. There is a possibility that Abbott Laboratories will either not pursue these regulatory approvals or that the Guardian system cannot obtain these approvals. In either event, Rubicon may not have the additional working capital necessary to fund new medical device research and manufacturing operations.

                        Forward Looking Statements.

     This prospectus contains certain forward looking statements regarding the plans and objectives of management for future operations, including plans and objectives relating to Rubicon's future marketing efforts and the future economic performance of Rubicon. The forward looking statements and associated risks set forth in this prospectus include or relate to the ability of Rubicon to obtain required financing for our future operations, develop new products, complete the acquisition of additional businesses, commercially produce and sell our products and services, and receive future royalty and license payments.

     The forward-looking statements herein are based on current expectations involving a number of risks and uncertainties. Such forward-looking statements are based on the assumptions described in the preceding paragraph. The foregoing assumptions are based on judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, which are difficult or impossible to predict accurately and many of which are beyond Rubicon's control. Accordingly, although Rubicon believes the assumptions underlying the forward looking statements are reasonable, any such assumption could prove to be inaccurate and there can be no assurance that the results contemplated in forward-looking statements will be realized. In addition, as disclosed elsewhere in the "Risk Factors" section of this prospectus, there are a number of other risks inherent in Rubicon's business and operations which could cause Rubicon's operating results to vary markedly and adversely from prior results or the results contemplated by the forward looking statements. Increases in maintenance, fuel or labor costs, general and administrative expenses or the occurrence of extraordinary events could cause actual results to vary materially from the results contemplated by the forward looking statements. Management decisions, including budgeting, are subjective in many respects. Periodic revisions must be made to reflect actual conditions and business developments; the impact of which may cause Rubicon to alter our marketing, capital investment and other expenditures, which may also materially adversely affect Rubicon's results of operations. In light of significant uncertainties inherent in the forward looking information included in this prospectus, the inclusion of such information should not be regarded as a representation by Rubicon or any other person that Rubicon's objectives or plans will be achieved.

                                Dividend Policy

     Rubicon has not paid dividends and does not anticipate paying cash dividends in the foreseeable future. Instead Rubicon will use any revenue to expand operations.

                         Market Price of Common Stock



     Prior to this offering, there has been no public market for Rubicon's common stock and there can be no assurance that a significant public market for the common stock will develop or be sustained after the offering. Rubicon will seek a market maker to apply to have Rubicon's common stock included for quotation on the NASD's Electronic Bulletin Board on the effectiveness of Rubicon's registration statement. There can be no assurance that the market maker's activities will continue, or that an active trading market for the common stock will be developed or maintained. The future market price of the common stock may be highly volatile. Rubicon is registering 11,508,000 shares. The 36,000,000 shares issued to the shareholders of Rubicon Medical, the Utah corporation, in relation to the reorganization with Hi-Tech Ventures may be available for resale under Rule 144 in October 2001. Additionally, as part of Rubicon's agreement with the owners of Accurate Designs, which Rubicon acquired, any future shares which are issued to Accurate Designs in relation to its purchase will have registration rights given the holder of the shares the right to have the shares registered. This would in effect make the shares available for immediate sale upon the effectiveness of a registration statement. The subsequent issuance of shares to the Accurate Designs shareholders, and their subsequent registration, will have a dilutive affect to current shareholders on a percentage basis and may negatively impact the future price of our shares. The exact number of shares which may be issued for Accurate Designs is not yet known. As of March 20, 2000, there were approximately 146 record holders of Rubicon's common stock.

                                  Business

Background
----------

     Rubicon was formed in December 1996 to pursue the development and marketing of medical products, devices and services. Originally, Rubicon was formed as a limited liability company under the laws of the State of Utah. On March 31, 2000, Rubicon changed from a limited liability company form to a corporate form. In October 2000, Rubicon completed a merger with Hi-Tech Ventures, Inc., a Delaware corporation, which resulted in Rubicon's management taking control of Hi-Tech and Rubicon's shareholders becoming the majority owners of Hi-Tech. Hi-Tech's name was subsequently changed to Rubicon Medical Corporation. Rubicon was interested in a merger in an effort to be able to offer what we believed was a perceived liquidity of the public markets to our current investors and future investors. Without the perceived liquidity of the public markets, Rubicon was having difficulty attracting investors because of our size and our state of development. By merging with Hi-Tech, Rubicon was able to create a shareholder base that we believed would allow us to request to have our shares listed on a public market. Additionally, by merging with Hi-Tech, Rubicon was able to fulfil obligations to Smith Consulting Services and Banyon Investments which contractually could have had the right to fourteen percent of Rubicon. By merging with Hi-Tech, these entities waived any future rights to shares of Rubicon and Banyon was willing to convert a $200,000 promissory note into shares of Rubicon.



     Prior to its merger with Rubicon, Hi-Tech had no operations and nominal assets. Hi-Tech's prior business operations had ceased in the early 1990's and it had not engaged in any meaningful business in almost ten years.

     Rubicon was originally formed to be a manufacturer of medical tubing. From this base, Rubicon has expanded to also produce catheter tips. Catheter tips are required on all tubing that is inserted into a blood vessel or orifice of the body. A catheter tip requires the end of medical tubing be tapered down to a specified size from its original blunt end to make insertion possible without damaging the blood vessel.

     As part of our expansion into the catheter market, we have also purchased Accurate Designs, Inc., a Salt Lake City, Utah based catheter-tipping company. Accurate Designs not only manufactures the catheter tip but manufactures the catheter tipping equipment which produces catheter tips. The addition of Accurate Designs, besides adding manufacturing expertise, gives us another avenue of business, that of equipment manufacturing.



     The past two years has been spent on the development of our manufacturing facilities and locating the right people to run the facilities. We have spent considerable time and money in developing internal manufacturing and quality systems to comply with ISO9002, which we received on April 10, 2000. ISO9002 is an industry standard for assuring quality assurance systems are in place. Gaining ISO9002 certification gives us the necessary quality certification to assure companies purchasing our products that we have met certain quality standards in our contract manufacturing processes. ISO 9000 is a series of certifications are standards which a company must follow in its manufacturing processes. The standard set forth 20 requirements which must be followed in assuring a quality manufacturing process ranging from design control, process control to inspection processes.

     Rubicon has expanded its operation by leveraging on its medical engineering capabilities to develop medical products. One of the products we have been working on is a guardian embolization protection system for use in the neuro-interventional and cardiology markets. The guardian project is complete through the design engineering and in-vitro testing stages. Further development is required to produce multiple product iterations, complete animal testing, and obtain regulatory approval for marketing. We have licensed this product to Abbott Laboratories who will complete the further development of the product. We licensed this product to Abbott Laboratories due to the cost and resources required to pursue product development throughout the animal testing, regulatory approval or marketing phases. Presently, we do not think it makes sense for a company our size to try and take a product through the regulatory approval and marketing phase. With a research and development budget of only $131,000 and $199,000 in 1999 and 2000, almost all of which was spent on the guardian project, we feel we made tremendous progress with the guardian project but until we receive more capital it would be difficult for us to try and continue to develop products beyond the initial design phase. Instead we intend to stay at the design phase and license the product concept and design to large capital companies such as Abbott Laboratories to complete the regulatory approval and marketing of these products, which is an extremely expensive undertaking.


     The development of the guardian system has proven to be profitable for us with an initial payment of $2,000,000 received from Abbott Laboratories as part of our licensing agreement with them. This payment helped to offset the loses we have suffered in our other two business units as we completed the development of our manufacturing facilities and started initial production.
We our hopeful our contract manufacturing and equipment sales will increase in future quarters with past revenue of only $182,193 in contract manufacturing and $312,553 in equipment sales in 2000. We believe the lack of prior revenue has been the result of our need to complete the development of our manufacturing facilitates prior to accepting large orders which we would not have been able to fill.

Industry overview
-----------------

     Contract Manufacturing
     ----------------------

     Our contract manufacturing operation is focused on the medical tubing and catheter markets. The medical industry continues to grow in terms of product demand for medical tubing. The international prospects for medical tubing are focused primarily in two markets, Europe and Asia. The European markets typically lead the United States market in device regulatory approvals, and is therefore an early indicator for new products in the United States. The Asian market is historically supplied by regional raw material suppliers and is not a market we think we can enter at this time.

     There are various categories of medical tubing including single lumen commodity PVC, multi-lumen or specialty tubing and microbore tubing. PVC is tubing made from polyvinyl chloride which is a common material used in medical tubing. Multi-lumen or specialty tubing is a tube that has multiple channels or pathways passing through it longitudinally. We call it specialty tubing because of its complexity to design and manufacture. Specialty tubing is more costly to develop and to manufacture. This type of tubing is used commonly for endovascular (inside a blood vessel) catheters. Microbore tubing is tubing that has very small inside and outside diameters. Microbore tubing can have an inside diameter as small as .005". Microbore tubing is more costly to manufacture and the tolerances or variances are more difficult to maintain. This type of tubing is used for drug delivery and neurovascular and pediatric catheters. Commodity tubing used in intravenous or I.V. tubes which are those used inside a vein, feeding tubes, and endotracheal tubes is consumed in large quantities. Specialty tubing used in catheter tubing and other invasive tubes, is difficult to produce and requires substantial development time. One of the fastest growing tubing markets is for microbore and multi-lumen tubing.

     Throughout the United States, medical original equipment manufacturers or OEM's are consuming tubing that must meet very stringent quality demands. OEM's are the manufacturer of the finished product that is manufactured, sold and distributed by one organization. They are the primary purchasers of tubing and catheter products which are generally only one component or part to a medical device. The nationwide demand for quality by OEM's is growing as medical devices are getting smaller and smaller, requiring even more from tubing vendors. Customer specifications list tolerances or the amount of allowable variance or error as tight as +/-.001".

     In 1997, we focused on primarily custom medical tubing and profiles, however, in 1999, we expanded operations to compete in the local and regional commodity tubing markets. We acquired a 1-1/2" extrusion line and began manufacturing medical tubing in April 1997. Over the past years, we have acquired additional equipment to expand our manufacturing capacity and product offerings. We acquired a 1" extruder in August 1997 to produce co-extruded (two materials in one tube) tubing, and tipping equipment was purchased in September 1997. Considerable effort was expended to market our services and technologies in the medical tubing industry. We have since expanded our capacity by purchasing a 2-1/2" extrusion line in October 1999. This high output/high capacity machine can produce roughly 500% more tubing than the original 1-1/2" extrusion line. The new 2-1/2" line is being used to produce PVC tubing for high volume large contracts.

     In 2000, we purchased equipment which will allow us to produce catheter tips as part of our product offering. The creation of a catheter tip requires exacting specification and specialized equipment. By being able to produce catheter tips, we offer a more complete product instead of just the medical tube we now have the ability to add the catheter component to the tube.

     Our ability to produce tubing and catheter tips is important for prospective medical OEM clientele who are looking for "one stop shopping" partnerships wherein complex products requiring multiple manufacturing processes and competencies can be outsourced to a single vendor, thus saving time and money. Successful requirements for consistent advancement in the market include compliance with ISO quality requirements, class 100,000 clean-room manufacturing space which is an industry standard limiting the particulate in a cubic foot of air to .5 micron sized particulate per 1 cubic foot of air which helps in future sterilization processes, a skilled engineering staff, capital equipment, and a high percentage of on time delivery.

     As our operation has developed, we have focused on these factors which make us a one-stop shop in the medical tubing and catheter markets. We now have the ISO certification, three class 100,000 clean rooms, and engineering staff and the equipment to handle most projects. With having only recently received our ISO certification and added the catheter tip manufacturing capabilities, the acceptance of our products and services in the market place is still somewhat unknown. However, we are hopeful that our level of expertise and capabilities will attract the OEM customer.

     Rubicon has focused on building long-term specialty and commodity tubing relationships with high volume medical OEM's. We are focusing on large, long-term manufacturing contracts in our catheter manufacturing operations. We anticipate growth opportunities here as we provide manufacturing services for local and regional OEM's who do not possess the technical competencies that Rubicon possesses. Rubicon has been successful in developing a small subcutaneous catheter for an OEM client and a multi-year contract is being sought as we continue in the development of this product. Presently, we have only small orders which have been handled through purchase orders from multiple clients. Hopefully, as our facility is now capable of handling larger orders we will be able to receive large long term contracts.


    We anticipate revenue growth to come primarily from large local contracts where we can provide "dock-to-stock" inventory services and ship to local customers with little freight costs compared to our competitors outside of our local region. "Dock-to-stock" is the ability to deliver pre-inspected product to the customer prior to shipment. We pre-inspect the product by performing on-line inspection by taking measurements four times per second during manufacturing using computerized testing equipment which uses ultrasound gauges and laser micrometers to test the quality of the medical tubing. The information gathered by these computerized testing systems is automatically transferred into a central computer which in turn generates statistical control reports for each lot of product. This inspection data is then shipped to the customer with each lot of product. When the customer receives the product, they do not have to perform a quality inspection, only verify that the inspection data provided by us meets their standards. The customer can then place the product in work-in-process inventory, rather than in raw-material inventory. By placing the product in work-in-process inventory, which is the inventory currently being used in the manufacturing process rather than siting in a warehouse waiting to be used, our customers are able to reduce the amount of their raw material inventory. The raw material inventory is inventory which is not yet needed in the manufacturing process and is generally being warehoused for inspection and future use. By providing product that can immediately be placed in work-in-process, we help our customers reduce the time between the capital outlay for raw materials and the time when the raw materials will be used in the manufacturing operations.
This helps our customers manage their inventory and manufacturing process more efficiently, and hopefully, saves them money. In providing this service, we plan to primarily ship to local vendors the amount of work-in-process pre-inspected product needed for a specific projects. This could be daily, weekly, or monthly. A Rubicon truck would deliver the product to the customer. For customers outside our local area, freight cost will be higher but the same products can be supplied.



     All distribution of our tubing, catheters, and catheter equipment is handled by Rubicon. None of these products presents much difficulty in shipping and is best packaged at the facility where we can control process and limit the amount of handling of the product.



     Rubicon anticipates entering into manufacturing agreements for catheter development, assembly, and tubing. We currently have several clients with whom we are in the product development stage where we are designing custom medical tubing and catheter tipping. We will also focus on vertical integration where sensible by offering more complete services and manufacturing options to our clients. By vertical integration, we would be offering more manufacturing services to the base product of tubing. With tubing being the base to many medical products, we could easily add to the tubing by offering catheter tipping. By offering these increased capabilities, we hopefully can obtain increase contracts and compete better with large companies which already are offering the capabilities to deliver a more complete end product then just medical tubing. Revenues for custom tubing and catheters should increase as we provide additional manufacturing services in the future such as printing, hole punching, assembly, and tipping.


     Logical expansion into hole punching and drilling, printing, insert molding, assembly, and other related services will take place in the upcoming years. Additionally, we plan on growing through acquisitions of complimentary organizations that possess competent management and have substantial market penetration. Criteria for acquiring a company include earnings, market share, technology advancement, intellectual property and institutional knowledge, complimentary products and markets, managerial expertise, and high growth opportunities. Presently, future devolvement and acquisition will be limited by our financial resources. All future development will hinge on our core products, tubing and catheter, to become profitable.

     Equipment Manufacturing
     -----------------------


     In April 2000, we purchased Accurate Designs, Inc., a manufacturer of catheter tipping equipment. Accurate Designs catheter tipping equipment are based on RF or radio frequency technology which is used to superheat plastics and other compounds to produce specific designs. We have commenced manufacturing at our facility of the catheter tipping equipment, which molds the distal ends of catheters to form atraumatic tips and shapes to enable endovascular advancement where the catheter is pushed through the vein. Accurate Designs' catheter tipping equipment works by using radio frequencies which are distorted to create a very high temperature around a radio antenna. This heat created is then used to mold a product such as plastic into various shapes. For instance, a catheter tip would be made by inserting a tapered metal object into the blunt end of a plastic tube. The metal object would be attached to a radio antenna which would then have radio waves sent to it at a rate to create extreme heat in a very short period of time causing the plastic to melt into the shape of the metal object inserted into the plastic tube. This would create a catheter tip without the need to use injection molding which was previously the standard method. We believe this RF process is extremely quick and accurate and can be easily changed to fit the specifications of each catheter tip as opposed to the injection molding process which would require a complete new mold each time a new tip was needed. With catheter tipping equipment adjustable metal tips are used to determine the specifications for the catheter tips.


     The companies who purchase catheter tipping equipment are medical device manufactures such as medical tubing companies. These companies are spread throughout North America (U.S., Canada, and Mexico), Europe, Asia, and the Pacific Rim. Accurate Designs has clients in North America, France, Israel, and Malaysia. There are a large number of medical device manufactures with just about any medical device that is inserted into the body requiring some form of catheter tip.



     We believe RF or radio frequency molding processes are in the early stages of growth in the medical device industry. We believe RF provides a cost effective alternative to injection molding in many circumstances. For example, RF catheter tipping equipment is superior to injection molding, in our opinion, in that it enables faster prototyping of new devices at lower costs, yields a higher quality product manufactured to tighter tolerances, and provides a reliable and repeatable method for molding miniature parts that can be smaller than a human hair. Presently, we believe these products could not be manufactured by another means. Catheter tipping equipment based on RF technology, we believe, is less expensive to purchase and cheaper to operate and maintain. Our beliefs are based on our experience in using the RF technology versus standard injection molding which we found to be time consuming, and based on discussions with our catheter tipping equipment customers and prospective customers.

     The catheter tips markets are demanding smaller and smaller part manufacturing options as medical device miniaturization is becoming essential in the minimally invasive and endovascular markets. We believe current injection molding technologies will not have the ability to meet these demands. We also believe injection molding lacks the control and precise tolerancing required for engineering specifications that RF molding can provide. For example a catheter tip may specify a taper to a length of .125" with a tolerances of +/-.005". This allowable variance or tolerance is what we would consider a "precise tolerance" which would require extremely accurate tooling capabilities. Tool design and tool making will become important as expectations of tooling vendor's increase. We are presently contemplating the timing and costs of an internal tool-making capability. We anticipate purchasing tool-making equipment and installing it in our facility, which would require additional human resources, or developing strategic alliances with tool vendors either through equity investments or acquisition.

     We believe the current worldwide market for catheter tipping equipment is approximately $20,000,000 annually. Presently, there are three competing companies pursuing this market. All of our competitors are private companies and we are unable to determine the exact size of their market share or sales. We based our market estimates on discussions with companies who would be customers for catheter tipping equipment. The developing nature of this industry and the nature of our competitors make it difficult to determine the exact size of the market. The actual size of the market may differ from our estimates and be lower.

     The Accurate Designs acquisition in April 2000 has enabled us to manufacture new products. It has also provided a catheter tipping equipment line that we will be expanding in the future. Mr. Harold Pearsall, the president of Accurate Designs, was named our Vice President of Operations and is currently overseeing the contract manufacturing and equipment manufacturing.


     We believe our catheter tipping equipment is unique in the market and we anticipate growth in the equipment-manufacturing unit. However, advertising and branding are important as we move forward.



     We are currently working to develop and brand our catheter tipping equipment. Effort is taking place to prepare a cohesive marketing effort with an effective advertising and sales campaign. These efforts will initially focus on trade shows and advertising in trade journals. Our efforts commenced by attending our first trade show in January 2001 and will continue with more shows in different regions of the United States throughout the year. We anticipate spending approximately $50,000 on advertising and promotion of the catheter tipping equipment this year. The $50,000 will come from our current available cash. We are working on making additional advancements in equipment design and functionality. We plan on expending resources to accomplish these objectives in the sales and marketing area and in research and development. Budgetary constraints will limit some of the available funds for research and development with the primary focus being on marketing for the first part of the year until additional capital is obtained. We do not plan on any research and development on the catheter tipping equipment this year. We will spend approximately $10,000 on research and development on developing catheter tips with different compounds. This $10,000 will come from current funds. If our current funds are depleted faster than anticipated, we would make a decision, at that time, how to reallocated our funds to best serve our long term needs. This may entail a reduction in marketing and research and development expenses. If cash flow from operations are available, we may allocate some of the cash flow to supplement marketing and research efforts beyond those funds currently allocated from available funds. If we are able to raise additional funds, possibly through a private placement of our securities, we would anticipate allocating some of the additional funds to marketing and research and development. With the amount and timing of future fund raising unknown, we have not budgeted additional amounts for marketing and research and development and, at this time, do not know the amounts we would allocate to such efforts. Future allocations will be based on the our needs at the time additional funds are available.



     Technology Development and Licensing
     ------------------------------------

     Over the past three years, Rubicon has expanded its product offering to include medical design and engineering. After analyzing the potential markets, we realized that our engineering capabilities and understanding of manufacturing processes fit well with the design, or redesign of complex medical products. This product design market is typically dominated by very large companies due to the cost of designing and commercialization involved in medical products. We believe a niche market exists, however, in designing and engineering these products and then licensing the rights to the products to a larger company to complete regulatory testing and engage in worldwide marketing.

     Rubicon's intent is to develop and pursue new medical device technologies and prepare them for commercialization. It is not our objective to build a costly domestic and international sales force, nor is it to make large capital expenditures to manufacture and distribute FDA approved finished medical devices across the world. We believe our niche is to identify and acquire novel technologies that have large market potential, patent and develop the technologies to a logical end-point, and then create marketing relationships with large medical device companies to sell the product globally. This strategy enables Rubicon to participate in large capital markets with smaller capital investments while securing long-term earnings through income received from royalties and licenses for our technology. In an effort to pursue these goals, the majority of our research and development budget has been spent on medical product development with approximately $131,000 and $199,000 spent in 1999 and 2000, respectively, on research and development of our guardian system.

     Rubicon's objective is to expand into new medical device technologies for commercialization. We will act as an intellectual property clearinghouse where new devices are developed, tested, and brought to design freezes preparatory for use in humans. Once the technology reaches design freeze, which is the stage of development where no additional design changes to the device are required and the design is ready for clinical use and engineering testing, Rubicon will, hopefully, have previously licensed or be concurrently licensing the product to an FDA registered medical device company who will market the device nationally and internationally. We will not market a device to physicians because we are not FDA registered, and currently have no plans to seek FDA registration.

     Rubicon's first major project in the medical design field is the guardian embolization protection system. This product is an occlusion balloon exchange guide wire that may enable angioplasty and stenting to be performed in the carotid artery for the first time without major embolic complications. In addition to the carotid market, the guardian system may enable heart bypass grafts to be treated with fewer major adverse cardiac events. We believe embolization protection could decrease procedural stroke rates from its current rate of 5-7% to 1-2%. Until more studies and human trials are completed the actual reduction in stroke rates will be unknown and may differ from our estimates. Studies of saphenous vein graft (heart bypass grafts) angioplasty and stenting show major adverse cardiac events rates as high as 18% without embolization protection, and approximately 8% with embolization protection.

     The guardian system is a patented technology for primary use in the neurointerventional and cardiology markets. These markets focus on arteries and veins leading to the brain and those in the heart, and the removal of blockages in these veins and arteries. The total worldwide neurointerventional, interventional cardiology and peripheral interventional radiology markets, we believe, is growing and exceeds $500,000,000 annually. This is a new and developing market so the ultimate size of the market may differ substantially from our beliefs. Presently, the statistical information to determine the actual size of the market is limited and our estimates are based on our estimates of the potential size of the markets. The actual size of the markets may differ substantially.

     Rubicon has been developing the guardian embolization protection system since 1998 when we acquired the technology through a worldwide licensing agreement with the University of Southern California (USC). Our agreement with USC gives us the exclusive worldwide right to the patents and products derived under such patents for use in diagnostic and therapeutic use related to the carotid artery or other arteries and veins in the body. This license essentially allows us to take the initial designs developed by USC and make improvements on them and then to manufacture and sell the products anywhere in the world. Under the terms of our licensing agreement, we are required to pay USC 15% on 50% of the royalties and fees we receive related to the technology we received from USC. Additionally, we are required to maintain certain levels of insurance and indemnify USC from potential liability related to the products. Our agreement with USC is for a period that expires on the earlier of the expiration of the USC patents or fifteen years from the date of the agreement. The agreement may be terminated by USC on 45 days notice if we breach material terms of the agreement such as not maintaining the required insurance coverage or sublicensing the agreement to third parties without following the proper procedures outlined in the agreement.

     After completing design work and development on the guardian system, we licensed the guardian embolization protection system to Abbott Laboratories. The guardian license allows for three milestone payments. The first payment of $2,000,000 was received in June 2000. Two subsequent payments are receivable upon future milestones. One milestone payment of $4,000,000 is receivable upon commercial shipment of product within the European Union following CE approval, which is the approval required to sell medical products in the European Union and is similar to the US FDA approval. The other milestone payment of $8,000,000 is receivable upon FDA approval of products for either saphenous vein graft or carotid applications.

     From these milestone payments we are required to pay USC 15% of one half of the payments. Accordingly, we would pay USC $300,000 on CE approval and $600,000 on FDA approval. The license also establishes royalty payments on sales of the guardian system in the United States, Europe, Japan, Canada, Australia, and Hong Kong. The royalty payments are structured to be a percentage of sales which percentages increase as the dollar amount of the product sold increase. The royalty payments would be 5% on the first one hundred million dollars, six percent on the second one hundred million dollars and seven percent on all cumulative net sales in excess of two hundred million dollars. We are then required to pay USC its portion of the royalty payments which is 15% of such payments. The agreement with Abbott Laboratories is for a period of the duration of the patents related to the guardian system or the expiration of the USC agreement whichever is sooner. The agreement may be terminated sooner if one party breaches material terms of the agreement or upon twelve months notice from Abbott. If Abbott terminates the agreement on twelve months notice, it would be required to fulfil all terms of the agreement related to any future products it sells including royalty payments. Our agreement with Abbott Laboratories limits our ability to transfer or subsequently license the guardian system. Under the terms of the agreement, as long as Abbott is not in breach of the agreement, we cannot license the product to another party. Additionally, we can not work on or develop a competing product as long as Abbott is not in breach of its agreement.


     This initial licensing agreement will provide Rubicon with the needed capital to continue to pursue other products. Rubicon is presently engaged in the development of several new technologies in the interventional and minimally invasive endovascular markets. These devices are similar in market size to that of the Guardian system and have the potential to generate income through license fees and royalties. Our ability to develop these devices is based on our capacity to fund design engineering, prototype manufacturing, pre-market testing, and medical research. Therefore, we will need to acquire additional engineering resources and develop a research & development laboratory to develop and test new devices. Future development will, therefore, be restricted by our current funding constraints.

     We are focusing on growth in each business unit. However, we feel it is important to have a carefully thought out plan that reflects the highest return on investment. Fund raising will be a necessity in the upcoming year. We do anticipate the two milestone payments will be received within the next two years for the guardian system. However, we cannot move forward with our plans for expansion without concrete sources of funding. We will likely engage in raising additional funds during the third to fourth quarter of 2001. Presently, we have not finalized any fund raising mechanisms but anticipate selling equity securities through private placements to what we consider angel investors similar to our prior private placement last year.

     The additional funds will help accelerate our marketing efforts and pay for additional research and development. Presently, we have budgeted for a more aggressive marketing push on our medical tubing, catheter and equipment sales divisions. As part of this marketing plan for 2001, we have signed up to have booths at several medical design and manufacturing trade shows. Our first trade show was in January 2001. We have also bought or are buying advertisements in the Medical Device and Diagnostic Industry and the Medical Product Manufacturing News publications. In conjunction with this advertisement, we have redesigned our web site to be more marketing in orientation and have started a direct mailing program to engineers, buyers, and managers at target companies.

     Our business is structured so that supplies of raw materials can be obtained from multiple sources. Presently, we obtain supplies and raw materials from Teknor Apex and Colorite for polyvinyl cholide resins; Thermedics and Dow Polymers for poyurethane resins, Taylor-Winfield for radio frequency generators and a large base of smaller suppliers for tooling and other raw materials. We do not anticipate problems obtaining any raw materials.

Medical Advisory Board
----------------------

     Rubicon has developed a medical advisory board to assist us in analyzing new potential products in addition to the Guardian system. The medical advisory board consists of doctors in fields of expertise we feel are areas of the medical profession which lend themselves to products which our engineering capability will be able to develop. We will meet with them regularly and they will assist in performing clinical analysis and testing when necessary.

     Our medical advisory board is made up of six doctors with experience in various fields where we feel products can be developed with our engineering expertise and capability. Each member of the medical advisory board has a consulting contract with us. Members of our medical advisory board include:

Randall Higashida, MD: Clinical Professor of Radiology and Neurosurgery, Chief, Division of Interventional Neurovascular Radiology, University of California at San Francisco, San Francisco, CA

John Jacobs, MD: Neuro-interventional Radiology and Neurosurgery, IHC Hospital Systems, LDS Hospital, Cottonwood Hospital, University of Utah, Salt Lake City, UT

Barry Katzen, MD: Medical Director, Miami Cardiac & Vascular Institute, Baptist Hospital, Miami, FL

Donald Larsen, MD: Associate Professor of Neurological Surgery, Neuro-interventional Section, USC University Hospital, Los Angeles, CA

Cameron McDougall, MD: Neurosurgery and Neuro-interventional Radiology, Barrow Neurological Institute, Phoenix, AZ

Ajay Wakhloo, MD, Ph.D.: Professor of Radiology and Neurological Surgery, Chief, Section of Interventional Neuroradiology, University of Miami School of Medicine, Jackson Memorial Hospital, Miami, FL

Competition
-----------



     Rubicon competes in a very crowded field in all of its product offerings except for RF molding equipment. Most of Rubicon's competitors have been around longer. There is no single competitor that controls any of our markets and we do not anticipate that one company will emerge as the dominant company in our field. The ultimate success of Rubicon will be our ability to deliver high quality products to the OEM's on time and at reasonable prices. Medtornic recently acquired PercuSurge, Inc. which has a similar device to the guardian system.

Governmental Regulation
-----------------------

     There are extensive governmental regulations which affect medical product companies. In the US, the Food and Drug Administration or FDA has jurisdiction over most medical devices. The FDA breaks medical devices into three classes: class I, II, and III. Rubicon develops medical devices that fall within the class II and III category. A class II device is a product that has a previously approved product performing similar functions. For class II products, the FDA only requires a 510(k) application which demonstrates that the device performs the same function as a previously approved product and works similarly to the prior product. Class II product approval is relatively simple to obtain in comparison to a class III approval. A class III device is a product wherein there is no equivalent product on the market. For class III devices, clinical data must be submitted to prove that the device is safe and effective. The requirement in this case is an investigation device exemption to perform clinical studies, institutional review board approval at the various hospitals where clinical studies will be performed, and finally a pre-market approval for the device once the clinical studies have proven it safe and effective. Although a product such as our guardian system would be a class III product, we have elected not to try and move a product through the class III approval phase because of the cost involved, and instead, will let a marketing partner handle these phases. In the instance of our guardian system, Abbott Laboratories is responsible for submitting the product for FDA approval. Abbott Laboratories is working on this submission but it is in the early phases and the applications ultimate success and timing is still uncertain. On products such as the guardian system, we will not be the party seeking FDA approval.



     In addition to FDA approval prior to the marketing of medical devices, other government agencies have an affect on our business. The Healthcare Finance Administration regulates the amount of money which will be paid on medicare claims. This agency directly affects the amount of money received on some medical devices as we discussed in the risk factor section.



     The nature of our business, at this time, is such that most of our products, the tubing and catheter tips, are only components of larger products sold by other companies. Accordingly, many government regulations only affect us in a secondary nature such as the tolerance or variances allowed in tubing or catheters. Companies which buy our tubing and catheter tips are the parities responsible for obtaining governmental approval for their end products of which our tubing and catheter tips are only components. Our tubing and catheter tips do not require governmental approval themselves since they are only a component part of the end product. The companies with the end product submit their designs to the government and we then develop our tubing and catheter tips based on these designs. In many cases we work closely with the end customer to help with their designs, as they relate to our tubing and catheter tips, but they are ultimately responsible for the governmental approval.

Patents
-------



     The guardian system as developed by USC and Dr. Titlebaum has received patent protection in Japan, the United States, Canada and Australia. A patent application on the guardian system as developed by USC and Dr. Titlebaum has been filed in Europe but not yet approved. We have filed for patent protection on our improvements to the guardian system. The new application is for improvements relating to methods of establishing an inflation conduit within a guidewire and opening and closing the inflation conduit. These applications are in the early stages and no assurances can be given that we will actually receive the patents. These patents follow upon the patents received by USC and Dr. Titlebaum on the guardian system.


Employees
---------

     Rubicon has 15 employees with 6 engineers, 4 in administration and 5 in production. Richard J. Linder and Harold Pearsall both have employment contracts, and Rubicon is working on employment contracts for all 5 engineering personnel.

Facilities
----------

     Rubicon leases approximately 13,500 square feet in Salt Lake City, Utah under the terms of a three-year lease that expires December 31, 2002. Monthly rent is approximately $5,026. We believe these facilities are large enough to handle our current needs. At this facility, we have three class 100,000 clean rooms.

               Management Discussion and Analysis of Operations

General
-------

     Rubicon Medical Corporation has increased revenues each year since inception in 1996. Losses from operations have decreased every year in relation to revenues, and for the year ended December 31, 2000, we had net sales from equipment and contract manufacturing operations of $495,000 and license fee income of $2,168,000 related to our guardian system.

     In reviewing our financial position, we have focused on Rubicon Medical's operations both before and after its merger with Hi-Tech. We have treated the merger as a recapitalization, and we are changing Hi-Tech year-ends to December 31 to match Rubicon Medical. Our operations are divided into three strategic business units (SBU's); contract manufacturing, equipment manufacturing, and technology development & licensing.

Plan of Operation
-----------------

     Rubicon has spent the last two years creating the foundation to be able to start manufacturing tubing and catheter tips in mass quantities and fulfil on large contracts, as well as the related catheter tipping equipment.

Additionally, we have seen our first success in licensing medical technology we helped to develop. Through these licensing fees, we feel we have enough cash to be able to meet all obligations for the next twelve months.

     Our immediate focus will be on obtaining contracts for our contract manufacturing operations and equipment manufacturing. This will be somewhat a make or break year for these two divisions as everything is now in place for them to be able to manufacture large quantities of tubing, catheters and catheter equipment. If we are not able to make in roads into these markets, we would reevaluate our resource allocations and perhaps move more resources into research and development of new products where we have prior success.

     Future research and development cost will initially be lower in upcoming months as the guardian systems future development will be paid for and handled by Abbott Laboratories. Any research and development cost we incur on the guardian system going forward will be paid for through a corporation set up by Abbott Laboratories for this purpose.



     As monies are received from the license of the guardian system, our portion will be reduced by the royalties we must pass on to USC. Under the terms of the guardian license agreement with USC we essentially will be required to pay a minimum annual fee of $5,000 for the technology and 15% of one half of the royalties received from Abbott Laboratories. The
15% is the amount of the licensing fees due to USC and the one half is the portion of the Abbott agreement attributable to the USC technology. Additionally, we are required to pay 15% on one half of the milestone payments received from Abbott and 15% of one half of the $2,000,000 development fee which has been paid. We will also incur cost related to the maintenance of insurance required by the USC agreement. Presently, we carry the required insurance and Abbott Laboratories will be paying the majority of the insurance cost going forward. If we sell any the guardian system ourselves, we must pay a 3% royalty to USC. At this time, it is unlikely we would sell the guardian system directly and instead will rely solely on Abbott Laboratories.



Liquidity and Capital Resources
-------------------------------

December 31, 2000 and 1999
--------------------------

     Financially, Rubicon has experienced its best times since its formation in 1996. Prior to the year 2000, our operations were not profitable. For the year ending December 31, 1999, our loss was $407,000. For the year ended December 31, 2000, we had net income of $110,000 on revenue of $2,663,000.

     Prior to 2000, all available funds were used for the development of our product and work on our facilities to allow us to qualify to manufacture medical products. The development of our products and construction of facilities took longer than anticipated and drained our resources substantially. At the end of December 31, 1999, our future ability to manufacture product was in serious doubt. Fortunately, we were able to raise additional capital and to complete the licensing agreement with Abbott Laboratories which provided us with operating capital to continue in business.

     Since the end of December 1999, we completed the work on our facilities and received the necessary ISO certification which will allow us to aggressively pursue further manufacturing contracts. We believe future revenue will continue to increase and that our current capital resources are sufficient to meet ongoing needs, except for the payment of any amount owed under the Accurate Design contract.



     Our purchase agreement with Accurate Design was structured as an installment purchase with a total purchase price of $1,000,000 in cash and $1,000,000 in value of our shares of common stock. The $1,000,000 was to be paid in four equal installments. We had hoped to raise additional capital, through a private placement of our securities, to help pay for Accurate Design in the first part of 2001. However, based on our view of current market conditions for raising capital, we have negotiated an amendment to the Accurate Design contract which allow us to extend the cash payments. We have recently made a $250,000 installment payment leaving us with a remaining balance of $500,000 to pay this year. Our remaining $250,000 payments are due July 31 and December 17. We are hopeful we will not have to use any of our current funds to pay for the balance of the purchase price. Instead, we hope to raise additional capital in the summer to fall of 2001 to help finance the balance of the purchase price. These funds will most likely be raised in a private placement of our securities. At this time the market for our securities and the price which we could obtain is unknown. Investors purchasing our shares will likely suffer dilution based on our need to raise additional capital through the sale of our shares. Typically, shares sold in a private placement by a company our size will have some discount to the current market price which could also have a negative affect on our stock price when these shares are eligible for resale. If we are not able to raise the capital, we believe we could pay the balance of the purchase price from available cash but it would leave our resources depleted and not provide us with the means to expand or pursue marketing campaigns and research and development we currently have planned.



     In addition to the cash payments for Accurate Designs, part of the purchase price is to be paid with shares of our common stock. Shares of our common stock are to be delivered one year from the date we develop a public market for our shares of common stock. The number of shares of common stock which must be delivered is one million dollars worth based on the five day closing average of our shares of common stock one year from the date we first have a trading market for the shares. At this time, it is unknown how many shares will be required to be delivered but investors in our shares of common stock likely will suffer some dilution from the issuance of stock.



     Our working capital position at December 31, 2000, was $22,000. However, we have paid $200,000 of our current obligations, which consisted of a convertible debenture to Banyon Investment Company, listed at December 31, 2000, by issuing 200,000 shares of our common stock. Current obligations also include $750,000 owed to Accurate Designs. Accordingly, excluding the amounts owed Accurate Designs and already satisfied through payment with our stock, our working capital is $972,000. This amount has been reduced by our most recent payment to Accurate Designs of $250,000.

     Our guardian project should not be effected by our current financial situation. At the request of Abbott Laboratories, a separate development company required by the licensing agreement was created. This development company will pay the future development cost of the Guardian system. The separate company is funded by Abbott Laboratories. Accordingly, this will offset overhead expenses associated with future guardian system development through second quarter of 2001. Our cost related to development expenses for the guardian system ceased in November, 2000. Our efforts on the guardian project are being paid for by the Guardian RJL corporation created and funded by Abbott Laboratories to fund future guardian development.

     Our manufacturing equipment and office equipment are subject to capital leases. Under the terms of these lease obligations, we will have lease payments of $178,000 due this year on our manufacturing and office equipment. These lease payments will decrease with only $113,000 due in 2002.

     Our facilities are leased through 2002 with lease payments of $62,000 and $64,000 due in 2001 and 2002, respectively. Lease expenses for 2000 were $60,000. We do not anticipate any problems in paying for our lease obligations in 2000.


March 31, 2001
--------------
     Working capital at March 31, 2001, increased to $433,000 as we reduced
our accrued liabilities and current portion of long term debt.    This
reduction in liabilities was the result of converting $200,000 in debt into 200,000 shares of our common stock and issuance of shares to the medical advisory board which reduce accrued liabilities by $282,000. Current assets decreased to $1,569,000 on March 31, 2001, as we continued to use cash to fund operations and to pay for the Accurate Design purchase. Cash decreased to $991,000 from $1,421,000 on December 31, 2000.

     Our current capital position will allow us to meet anticipated expenses and to fund planed activities. However, we are still operating at a loss and if additional capital is not raised or our operations turns cash flow positive, we will not be able to continue development of new products or to expand current operations.

     Contract Manufacturing
     ----------------------

     During the year ended December 31, 2000, we spent an addition $266,000 on equipment for our contract manufacturing operation. We are hopeful the new equipment will allow us to offer additional product and be able to increase production time. With the addition of our new equipment, we now have $715,000 of assets devoted to our contract manufacturing operation. For the first part of 2001, we anticipate having to continue to provide resources to support our contract manufacturing operations. At this time the amount of resources needed to support this operation is not known and we are hopeful that increased sales will allow this operation to start supporting itself. We do not anticipate, however, contract manufacturing to be cash flow positive until the end of 2001, at the earliest.

      For the quarter ended March 31, 2001, contract manufacturing operations reduced its capital outlay to $4,000 form $178,000 as the majority of equipment necessary for operations has been purchased. With $557,000 in identifiable equipment for this operation, we feel we should not need to incur significant cost for new equipment in the future periods.

     Equipment Manufacturing
     -----------------------

     With the purchase of Accurate Designs in 2000, we committed $1,000,000 of our cash resources to the development of this operation. To date we have now paid $500,000 cash and owe another $500,000 in 2001. We have recorded $1,961,000 in assets related to Accurate Designs which is the amount of the purchase price less depreciation and amortization. Other than the payment of the $500,000 and an initial $25,000 to $50,000 in marketing expenses, we do not anticipate the equipment manufacturing operation to use much financial resources. We believe it will generate a profit this year based on anticipate sales.

     We had no cost of equipment during the quarter ended March 31, 2001. We do have to pay another $500,000 in cash for the completion of amounts owed Accurate Designs. At this time, we hope we will be able to complete a private placement of our securities for these funds and do not have to use our current resources to pay the $500,000.

     Technology Development and Licensing
     ------------------------------------

     Our technology development and licensing operations helped support Rubicon in 2001. In the year ended December 31, 2001, we only had $15,000 in capital expenditures devoted to technology development. We would anticipate similar numbers for 2001. For the quarter ended March 31, 2001, we did not have any capital expenditures for equipment. In the upcoming year we do not plan on devoting substantial resources to technology development as the guardian system is now being handled by another company and our new products will only be developed as excess cash flows or additional monies, from private placements of our securities, are available. Instead we will focus our efforts on the other two operations for this year as we follow up on the guardian system.



Results of Operation
--------------------

     December 31, 2000 and 1999
     --------------------------

     Prior to 2000, we were developing our facilities, conducting research and development and refining our products. Accordingly, we had little revenues and operated at a loss. Commencing in 2000, we began to see increases in sales as our manufacturing facilities were completed and ISO certification obtained and clean rooms completed. As a result, for the year ended December 31, 2000, we had revenues of $2,663,000. These revenues were principally composed of the license of our guardian system which accounted for $2,168,000 of our revenues. Although the majority of revenues came from our guardian system, our contract manufacturing operations had revenue of $182,000 and we had equipment sales of $313,000. This represented a substantial improvement over 1999, when total revenues were $205,000 and we had an operating loss of $380,000.

     Cost for 2000 expanded substantially, however, as we had to expend considerable efforts in completing research and development on the guardian system, licensing our guardian system, developing clean rooms and obtaining our ISO certification. Additionally, in anticipation of future manufacturing opportunities we expanded our engineering capabilities by hiring additional engineers and support personnel. As a result, our operating expenses for 2000 increased to $1,659,000 from $408,000 in 1999. The majority of these expenses, $1,120,000, were general and administrative expenses which consisted of $280,000 in consulting expenses related to the medical advisory board legal fees of $85,000 related to the guardian project and increased salaries. Depreciation and amortization expenses increased to $340,000 from $68,000 as we had to amortize the goodwill from the purchase of Accurate Design.

     We are hopeful that expenses will be lower in the upcoming year as we do not have the organizational and down time previously associated with placing our manufacturing operations on line. We plan on focusing on reducing the cost of goods sold which was $550,000 in 2000 compared to $177,000 in 1999 as we spent substantial time and resources, including raw materials, developing our products and learning the best way to manufacture the products. This was evident by the $365,000 spent on direct cost or cost of goods sold for our contract manufacturing and equipment manufacturing operations. We are hopeful that this cost will be reduced as a percentage of sales as we develop a better understanding of how to manufacture these complex products.

     We should have only nominal cost related to the guardian system in upcoming months with Abbott Laboratories assuming the majority of expenses on this project. We will continue to experience licensing fees and have to make insurance payments related to the guardian system to maintain our USC licence. These expenses, however, should not be significant in relation to our overall expenses for the year.

     March 31, 2001 and 2000
     -----------------------

     We had our best quarter in terms of sales on our medical tubing, catheter tips and catheter tipping equipment. Sales were $387,000 which was an increase of $327,000 from our quarter ended March 31, 2000. Unfortunately, our operating expenses were $549,000 resulting in a net loss of $276,000 for the quarter ended March 31, 2001. Until we are able to expand our revenue, we anticipate continued losses due to the nature of our business which requires an outlay in machinery and equipment, personnel including engineers, prior to being able to generate large amounts of revenue. We feel operating expenses should remain fairly constant through most of the year. It is therefore imperative that our revenue increase to support our operations. If revenue does not increase and we are unable to raise additional capital our long term ability to operate in the medical tubbing and catheter tip markets will be in jeopardy. We are hopeful that efforts to advertise and market our products are starting to result in increase customer orders as evidenced by our increased sales.

     Contract Manufacturing
     ----------------------

     For the year ended December 31, 2000, our contract manufacturing operation had $182,000 in revenue but continued to lose money with a loss from operations of $525,000. This division continued to cause Rubicon problems with direct cost of manufacturing of $201,000 exceeding the revenue from the contract manufacturing operation. In 1999, we had revenue of $205,000 with a loss from operations of $249,000 from contract manufacturing. The reduction in revenue from 1999 to 2000 is partly due to our refocusing on more complex medical tubing and catheter tipping and focusing on increasing our technical competency to be able to produced these complex products. It was hoped that in the long run this retrenching of efforts would allow us to attract larger customers. The ultimate success of these efforts will hopefully be seen in 2001.

     For the quarter ended March 31, 2001, our contract manufacturing operation had revenue of $60,000 which was a reduction of $7,000 from the same period in 2000. Operating expense remained about the same for the quarter ended March 31, 2001, with $109,000 in operating expenses as opposed to $100,000 for the quarter ended March 31, 2000. Contract Manufacturing continued to experience losses with a loss of $133,000 for the quarter ended March 31, 2001, which was an increase from the $94,000 loss for the same period in 2000.

     We new that the contact manufacturing operation would take time to develop and anticipated initial losses due to the nature of product produced requiring substantial up-front expenditures in equipment, design, and engineering personnel. We have now been able to sell some product to key customers and are hopeful the customers orders will increase in size and the contract manufacturing operation will become profitable. This is a key year for the contract manufacturing operations and if it does not start to produce positive cash flow by the end of the year, we will have to reevaluate the resources we spend on it.

     Equipment Manufacturing
     -----------------------

     We had revenue of $313,000 in our equipment manufacturing operation with a loss of $427,000. This loss was expected as we were focusing most of our efforts on integrating Accurate Designs operations into our operations. We did not engage in extensive marketing efforts and spent more time focusing on the contract manufacturing operations during 2000. Now that Accurate Designs' operations is fully integrated with our operations, and we have increased our marketing efforts we are hopeful the 2001 will be a good year for equipment manufacturing. This will be our first full year of operating the equipment manufacturing operations so its ultimate success is still uncertain.

     For the quarter ended March 31, 2001, equipment manufacturing had a loss of $113,000 on sales of $57,000. We had operating expenses of $109,000 attributable to equipment manufacturing during the quarter ended March 31, 2001. This loss was expected as we only began to increase marketing efforts at the first part of 2001. We believe sales are increasing in for equipment manufacturing and are hopeful it will be able to be profitable by the end of the year.

     Technology Development and Licensing
     ------------------------------------

     Prior to 2000, all of our efforts in equipment manufacturing were focused on the development of the guardian system. In 2000, we were able to license the guardian system to Abbott Laboratories and received an initial payment of $2,000,000 which resulted in revenue of $2,168,000 and income from operations of $1,406,000 in our technology development operations. This was the first year we received revenue from technology development and in 1999 we had a loss of $131,000 from technology development. Future success of our technology development operations will depend on if Abbott Laboratories proceeds with the guardian system and our ability to develop new products. At this time, it is still to early to tell the ultimate success of our technology development operations, but we believe the guardian system will continue to be developed and are hopeful on its ultimate success.

     We had a small loss of $38,000 for the quarter ended March 31, 2001, in our technology development and licensing operation. We anticipate upcoming quarters to post similar losses until future milestone payments on the Abbott Laboratories' contract are received. At this time, the time frame of those payment are uncertain. Most of the activity in the technology development and licensing operation are still related to the guardian system. We had revenue of $270,000 related to our development work on the guardian system which helped offset expenses of $266,000. We would anticipate revenue will basically offset operating expenses in upcoming quarters resulting in a small loss as the guardian system is developed, primarily by Abbott Laboratories.



                                  Management

Directors and Executive Officers
--------------------------------

     The members of the Board of Directors of Rubicon serve until the next annual meeting of stockholders, or until their successors have been elected. The officers serve at the pleasure of the Board of Directors. All directors have been directors of Rubicon Medical, Inc., the Utah corporation since 1996 and upon the acquisition by Rubicon Medical Corporation, previously Hi-Tech, the Delaware corporation, became directors of the Delaware corporation as well. The following are the directors and executive officers of Rubicon.

Name                     Age    Position                Held Position Since
----                      --    --------                -------------------

Richard J. Linder        31     President, Chief Executive
                                Officer, Director               2000

David B. Berger          46     Chairman of the Board,
                                Director                        2000

Dennis M. Nasella        48     Director, Chief Financial
                                Officer, Secretary              2000

     Richard J. Linder is the president of Rubicon Medical Corporation. Mr. Linder was the co-founder of Rubicon Medical Corporation along with David B. Berger in 1997. Mr. Linder has extensive experience in the medical products industry. He has additional experience in the industrial and automotive manufacturing industry, consulting, human resource management and organization development. Mr. Linder worked for E.B. Berger, Inc. from 1995 to 1997 as Vice president of Human Resources and Organization Development prior to founding Rubicon. Mr. Linder attended the University of Utah and Brigham Young University majoring in behavioral science and business administration.

     David B. Berger has been employed by E.B. Berger, Inc., a Utah based specialty subcontractor construction company since 1976. Mr. Berger co-founded Rubicon Medical Corporation in 1997. Mr. Berger received his B.S. in Business Administration from Weber State University and joined E.B. Berger,

Inc. as a Project Manager after graduation. He was promoted to Department Director, Chief Financial Officer, and finally President and Chief Executive Officer of E.B. Berger, Inc. in 1983. Mr. Berger has over 24 years management experience in various aspects of construction management. He has additional experience in real estate development, industrial manufacturing, parts and components distribution, and medical device manufacturing. Mr. Berger has been instrumental in building E.B. Berger, Inc. to it's current level of over 125 employees and has increased shareholder value considerably during his tenure. Mr. Berger has participated as a member of the board of directors of several companies and trade associations. He was responsible for the development of Quest Plan 2000, a management and corporate development initiative that streamlined operations and improved worker efficiency.

     Dennis M. Nasella, CPA, has been employed by E.B. Berger, Inc. since 1993 as its chief financial officer. Mr. Nasella received his B.S. in Business Administration and Finance from California Western University and has been in public and private accounting. He has over 25 years experience in finance, accounting and financial audit work, most as a senior manager.

     Harold Pearsall joined Rubicon in 2000 after Rubicon purchased Accurate Designs which he founded in 1995. Mr. Pearsall is currently vice president of operations for Rubicon. Mr. Pearsall has over twenty years experience in the medical products field principally focused on the design and manufacture of catheters and the related equipment. Mr. Pearsall worked at Deseret Polymer Research in Dayton, Ohio which was later purchased by Warner Lambert and then by Becton Dickinson from 1982 to 1994 where he developed catheter tipping processes. Mr. Pearsall received his bachelor of science degree in Mechanical Engineering from Fairleigh Dickinson University.

Executive Compensation
----------------------

     The following tables set forth certain summary information concerning the compensation paid or accrued for each of Rubicon's last three completed fiscal years to Rubicon or its principal subsidiaries chief executive officer and each of its other executive officers that received compensation in excess of $100,000 during such period (as determined at December 2000, the end of Rubicon's last completed fiscal year):

                           Summary Compensation Table
                           --------------------------

                                                                   Long Term Compensation
                                                                   ----------------------
                                 Annual Compensation             Awards               Payouts
                                 -------------------             ------               -------
                                                         Other            Restricted
   Name and                                              Annual        Stock    Options   LTIP       All Other
   Principal Position    Year    Salary    Bonus ($)    Compensation    Awards    /SARs    Payout   Compensation
   ------------------    ----    ------    --------    ------------    ------    -----    ------    -----------
    Richard Linder       2000    $90,000    $20,000      $15,279          -          -       -           -
                         1999    $70,008    $ 1,000      $12,315                     -       -           -
                         1998    $70,008    $ 3,000      $ 3,690          -          -       -           -

    Harold Pearsall      2000    $100,000     2,500                                   -       -           -


     At the fiscal year ends, Hi-Tech sole officer, Eugene Gronning, had received no compensation. The numbers provided are for Rubicon, prior to the merger, as they provide the relevant information for the combined entities going forward. Richard Linder is the presdient and CEO of Rubicon. Mr. Linder's other compensation in 1998 consisted of $2,190 as a matching 401(k) contribution and $1,500 for car allowances. In 1999, Mr. Linder received $12,315 in car allowances and in 2000 he received $14,895 in car allowances and $384 in 401(k) contributions.

     Mr. Linder has an employment contract that provides for a $90,000 salary and up to $20,000 in bonuses per year. Mr. Linder's employment contract also
provides for a $15,287 per year car allowance.   The term of Mr. Linder's
employment contract is five years commencing April 2000. If terminated without cause during the five year period, Mr. Linder is entitled to a 90 day severance package consisting of his salary and car allowance. If terminated for cause, he will receive two weeks severance. The terms of the employment contract are written such that cause for termination would be based on a fact scenario that would be deemed to be a breach of his employment agreement.
With the acquisition of Accurate Designs, Harold Pearsall will also be receiving annual compensation of $100,000. Mr. Pearsall's contract is for a period of two years commencing April 17, 2000. Mr. Pearsall's contract may be terminated on 15 days notice.

     Rubicon has entered into agreements with our medical advisory board to pay a total of $240,000, payable in shares of our common stock. We recently issued 473,334 shares to the medical advisory board as payments of the amounts owed to the doctors under the consulting contracts.

                             Principal Stockholders

     The following table sets forth information relating to the beneficial ownership of Rubicon's common stock as of the date of this prospectus by each person known by Rubicon to be the beneficial owner of more than 5% of the outstanding shares of common stock and each of Rubicon's directors and executive officers. The Percentage After offering assumes the sale of all shares.

Name and Address of                           Percentage         Percentage
Principal Stockholders: (1)    Common Stock   Before Offering   After Offering
----------------------------   ------------   ---------------   --------------
Berger Family Enterprises, FLP (D) 29,520,000    60.65%           60.65%
218 West 12650 South
Draper, Utah 84020

Smith Consulting Services, Inc.(D)  3,930,000     8.07%             --
455 Est 500 South, Suite 201
Salt Lake City, Utah 84111



Richard J. Linder (D)               2,630,000     5.40%            5.40%
2064 West Alexander Street
Salt Lake City, Utah 84119

Officers and Directors:
----------------------------
David B. Berger (D)                29,520,000    60.65%           60.65%

Richard J. Linder (D)              ------See Above-------

Dennis M. Nasella                   150,000       0.31%           0.31%


                                  ---------       ------         ------
All officers and directors
 as a group (3 persons)          32,300,000       66.36%         66.36%
                                 ==========       ======         ======


     Unless otherwise noted below, Rubicon believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. For purposes hereof, a person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of warrants or options or the conversion of convertible securities. Each beneficial owner's percentage ownership is determined by assuming that any warrants, options or convertible securities that are held by such person (but not those held by any other person) and which are exercisable within 60 days from the date hereof, have been exercised. Those shares owned directly are indicated by a (D) and those shares owned indirectly are indicated by an (I). Unless otherwise noted, shares are deemed to be owned directly. David Berger controls Berger Family Enterprise, FLP, which is a partnership for his family. Although the shares listed are owned by the Berger Family Enterprise, FLP, because of Mr. Berger's control of the partnership, we have listed him as also a direct owner of the shares. Dennis Nasella purchased $75,000 of preferred stock in 2000. These shares were purchased in connection with a private placement. Mr. Nasella paid the same price as all other shareholders who purchased in the private placement. The shares of preferred stock are convertible at 50% of the Company's market price. The table assumes a conversion, solely for purposes of illustration, of fifty cents. Mr. Nasella owns no shares of common stock.

                            Certain Transactions

     Rubicon's agreement with Abbott Laboratories required a separate corporation be used for the future development costs associated with the guardian system. Accordingly, a separate corporation, Guardian RJL, Inc., was created with Dennis Nasella as the owner of the shares. The nature of the corporation is such that Mr. Nasella's ability to control the corporation is limited by language favoring future payments to Abbott Laboratories for future development cost on the guardian system. The entire funds placed in it by Abbott Laboratories will be paid to only the party doing future development work on the guardian system. Some of these funds will be paid to Rubicon but we anticipate the majority of these funds being paid back to Abbott Laboratories as it proceeds with the development and testing of the guardian system.

                             Selling Stockholders

     The shares of common stock of Rubicon offered by the selling stockholders will be offered at market prices, as reflected on the National Association of Securities Dealers Electronic Bulletin Board. It is anticipated that registered broker-dealers will be allowed the commissions, which are usual and customary in open market transactions. There are no other arrangements or understandings with respect to the distribution of the common stock. Except as noted, the selling stockholders do not own any common stock except as registered hereby and will own no shares after the completion of the offering. The relationship, if any, between Rubicon and any selling stockholder is set forth below.

                                   Shares Beneficially         Percentage
Name and Address                        Owned                 Total Shares
----------------                    ------------------        ------------
Smith Consulting Services, Inc.        3,930,000                  8.07%
455 East 500 South, Suite 201
Salt Lake City, Utah 84111

Alliance Consulting, Inc.              1,508,000                  3.1
935 East Northcliff Drive
Salt Lake City, Utah 84103

Sunrise Financial, Inc.                1,500,000                  3.08
68 South Main, Suite 600
Salt Lake City, Utah 84101

Angela Torp                             900,000                   1.85
4819 Shallow Creek Drive
Kennesaw, Georgia 30144

Atomic Capitol Corp.                    900,000                   1.85
4819 Shallow Creek Drive
Kennesaw, Georgia 30144

Banyon Investment Co.                   800,000                   1.64
1247 Moyle Drive
Alpine, Utah 84004

Blackhawk Properties                    800,000                   1.64
440 East 400 South
Salt Lake City, Utah 84111

Sandra Stevens                          600,000                   1.23
749 East 200 North
Alpine, Utah 84004

Miscellaneous Shareholders               570,000                  1.17
                                      ----------                 -----
     Total                            11,508,000                 23.63
                                      ==========                 =====

     All selling shareholders, except Banyon Investment Company, are registering for sale all shares they own. Smith Consulting Services has provided consulting work for Rubicon. Sunrise Financial, Inc. and Alliance Consulting received shares from Smith Consulting Services. Some of the miscellaneous shareholders, which are those shareholders holding less than 1% of the shares of common stock have performed consulting work for Smith Consulting and been paid with the above shares. No selling shareholder, based on information provided to Rubicon, is a broker-dealer. Angela Torp, Sandra Stevens, Atomic Capital Corporation, Blackhawk Properties and Banyon Investment, Inc. are related to Mark Peterson, who is the president of Alpine Securities Corporation, a broker dealer located in Salt Lake City, Utah. Ms. Torp and Ms. Stevens are the daughters of Mr. Peterson and Blackhawk, Atomic and Banyon are private corporation. Mr. Peterson or the above listed corporations of Mr. Peterson were early investor in both Hi-Tech and Rubicon Medical. Banyan also converted a promissory note owed to it into 200,000 shares of common stock. Mr. Peterson, Angela Torp, Sandra Stevens, Atomic Capital Corporation, Blackhawk Properties and Banyon Securities Corporation all purchased in the ordinary course and at the time of their purchase, and presently their was, and are, no agreements or understandings, directly or indirectly, with any person to distribute securities.



                             Plan of Distribution

     Rubicon has applied to have its shares of common stock registered on the NASD's Electronic Bulletin Board. Rubicon anticipates once the shares are trading on the Electronic Bulletin Board the selling stockholders will sell their shares directly into any market created. The prices the selling stockholders will receive will be determined by the market conditions. The shares may be sold by the selling stockholders, as the case may be, from time to time, in one or more transactions. Rubicon does not intend to enter into any arrangements with any securities dealers concerning solicitation of offers to purchase the shares.

     Commissions and discounts paid in connection with the sale of the shares by the selling stockholders will be determined through negotiations between them and the broker-dealers through or to which the securities are to be sold and may vary, depending on the broker-dealers fee schedule, the size of the transaction and other factors. The separate costs of the selling stockholders will be borne by them. The selling stockholders and any broker-broker dealer or agent that participates with the selling stockholders in the sale of the shares by them may be deemed an "underwriter" within the meaning of the Securities Act, and any commissions or discounts received by them and any profits on the resale of shares purchased by them may be deemed to be underwriting commissions under the Securities Act.



    Rubicon and Smith Consulting Services, Inc. will bear all costs of the offering in registering the shares but will bear no selling expense cost. Rubicon will use its best efforts to update the registration statement and maintain its effectiveness for 120 days.

                            Description of Securities

Common Stock
------------
     Rubicon's Articles of Incorporation authorizes the issuance of 100,000,000 shares of common stock, $.001 par value per share, of which 48,673,334 shares were outstanding as of November 29, 2000. Rubicon has no plans to sell additional shares of common stock at this time, but has the right to do so without shareholder approval. Holders of shares of common stock are entitled to one vote per share on all matters to be voted on by the stockholders. Holders of common stock have no cumulative voting rights. Holders of shares of common stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the Board of Directors in its discretion, from funds legally available therefore. In the event of a liquidation, dissolution or winding up of Rubicon, the holders of shares of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities and the liquidation preference to holders of preferred stock, if any. Holders of common stock have no preemptive rights to purchase common stock. There are no conversion rights or redemption or sinking fund provisions with respect to the common stock. All of the outstanding shares of common stock are, and the shares of common stock will be, when issued and delivered, fully paid and non-assessable.

Preferred Stock
---------------
     Rubicon's Articles of Incorporation authorize the issuance of 5,000,000 shares of preferred stock, $.001 par value, of which 163,400 shares of preferred stock are outstanding, designated as the 2000 Series A Convertible Preferred Stock.

      Rubicon's Board of Directors has authority, without action by the shareholders, to issue all or any portion of the authorized but unissued preferred stock in one or more series and to determine the voting rights, preferences as to dividends and liquidation, conversion rights, and other rights of such series. Rubicon considers it desirable to have preferred stock available to provide increased flexibility in structuring possible future acquisitions and financing and in meeting corporate needs which may arise. If opportunities arise that would make desirable the issuance of preferred stock through either public offering or private placements, the provisions for preferred stock in Rubicon's Articles of Incorporation would avoid the possible delay and expense of a shareholder's meeting, except as may be required by law or regulatory authorities. Issuance of the preferred stock could result, however, in a series of securities outstanding that will have certain preferences with respect to dividends and liquidation over the common stock, which would result in dilution of the income per share and net book value of the common stock. Issuance of additional common stock pursuant to any conversion right which may be attached to the terms of any series of preferred stock may also result in dilution of the net income per share and the net book value of the common stock. The specific terms of any series of preferred stock will depend primarily on market conditions, terms of a proposed acquisition or financing, and other factors existing at the time of issuance. Therefore, it is not possible at this time to determine in what respect a particular series of preferred stock will be superior to Rubicon's common stock or any other series of preferred stock which Rubicon may issue. The Board of Directors may issue additional preferred stock in future financing, but has no current plans to do so at this time.

     The issuance of preferred stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of Rubicon.

     2000 Series A Convertible Preferred Stock
     -----------------------------------------



     The 2000 series A convertible preferred stock is convertible into shares of common stock. Shares of preferred stock may be converted into shares of common stock only during a twenty day period beginning on the earlier of five days after the date Rubicon has three market markets or forty five days after the shares are first listed for trading on the electronic bulletin board, NASDAQ or other recognized exchange. The shares of preferred stock convert into shares of common stock based on a formula which divides the purchase price of the preferred stock of $5.00 plus the amount of any accrued and unpaid dividends by a conversion price. The conversion price is fifty percent of the five day average closing bid price for the shares of common stock on the earlier of five days after the date Rubicon shares are first listed for trading on the electronic bulletin board, NASDAQ or other recognized exchange. Solely for example purposes, if a holder of preferred stock had 100 shares which he wanted to convert and the average closing price is $1.00 for the five trading days, the shareholder would be entitled to convert the preferred stock into 1,000 shares of common stock, assuming no dividends are payable. The 1,000 shares is determined by dividing the $5.00 purchase price for the preferred stock by $0.50 which is fifty percent of the average trading price and then multiplying this number by 100. The conversion rate is subject to adjustment in certain instances to assure the holder of preferred stock is in the same position after the corporate action as he or she would have been if the shares of preferred stock were converted prior to such action. Corporate action requiring adjustment are stock dividends or other distribution of our capital stock which is payable in shares of common stock or options to purchase common stock or we subdivide by a forward split of our outstanding shares of common stock or reverse split our shares of common stock. Additionally, the conversion rate will be adjusted if there is a capital reorganization, consolidation or merger with another corporation or the sale of all or substantially all of our assets to another corporation which results in the holder of common stock being entitled to receive stock, securities or assets with respect to or in exchange for shares of common stock. In such events, the conversion rate shall be adjusted to assure the holder of preferred stock that they are in the same position as if they had converted their preferred stock prior to such action, subject to prior redemption of the shares of preferred stock by Rubicon. Holders of preferred stock have the right, after notice of redemption and prior to redemption to convert their shares of preferred stock to common stock. Rubicon can only redeem shares of preferred stock after Rubicon has three market makers. The redemption price may be paid with shares of common stock. On redemption, each share of common stock would be assigned a value equal to the dollar value of the average closing bid price for the shares of common stock for the twenty consecutive trading days immediately prior to the redemption date.

     The shares of 2000 series a convertible preferred stock must be repurchased by Rubicon if we do not have our securities listed for trading on a recognized securities exchange, NASDAQ or the Electronic Bulletin Board within two years of the date of issuance of the preferred stock which was

February 2000. The repurchase price is the original purchase price plus interest at the rate of twelve percent per annum from the date originally purchased.



     Shares of 2000 series a convertible preferred stock also have a liquidation preference equal to $5.00 per share of preferred stock and has a fixed dividend of twelve percent of $5.00 per share. The liquidation preference is based on the original offering price of $5.00 per share. The dividend is only payable if and when declared by the board of directors. The dividend is not cumulative. The Series A Convertible Preferred Stock is redeemable by Rubicon upon attaining three market makers and is redeemable at one hundred ten percent of the original purchase price plus any unpaid dividends. The value assigned to the benefit of the 2000 Series A Convertible Preferred Stock feature has been included under the caption "convertible mandatory redeemable preferred stock" and will be recognized as a dividend when the contingency exercise period is expired.

     Rubicon intends to furnish holders of its common and preferred stock annual reports containing audited financial statements and to make public quarterly reports containing unaudited financial information.

Transfer Agent
--------------
     The transfer agent for the common stock is Colonial Stock Transfer, 455 East 400 South, Suite 100, Salt Lake City, Utah 84111, and its telephone number is (801) 355-5740.

                                  Legal Matters

     The legality of the Shares offered hereby will be passed upon for Rubicon by Victor D. Schwarz, LLC.

                                     Experts



     The audited financial statements included in this prospectus of Rubicon Medical Corporation as of December 31, 2000, and of Accurate Designs, Inc., as of December 31, 1999, and 1998, have been audited by Tanner + Co., independent certified public accountants, to the extent and for the periods set forth in their report thereon and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. The audited financial statements of included in this prospectus of Rubicon Medical, LLC as of December 31, 1999, have been audited by HJ & Associates, LLC, independent certified public accountants, to the extent and for the periods set forth in their report thereon and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. Although Rubicon changed its independent certified accountants for the December 31, 2000, financial statements audit to Tanner + Co., Rubicon had no disagreements with its prior independent certified accountants regarding any financial statement or accounting issues. Rubicon changed its auditors in December 2000. The change was approved by Rubicon's board of directors. HJ and Associates had not issued any adverse opinion other than it did question our going concern status and ability to remain operational for a period of twelve months. We had no disagreements with any opinion of HJ and Associates.
Tanner + Co. was hired in December 2000.



                            Interest of Named Experts



     The legality of the shares is being passed on by Victor D. Schwarz who owns shares of common stock in Rubicon.



                            Additional Information

     Rubicon has filed a registration statement under the Securities Act with respect to the securities offered hereby with the Securities and Exchange Commission. This prospectus, which is a part of the registration statement, does not contain all of the information contained in the Registration Statement and the exhibits and schedules thereto. Certain items are omitted in accordance with the rules and regulations of the Commission. For further information with respect to Rubicon and the securities offered hereby, reference is made to the registration statement, including all exhibits and schedules thereto, which may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its Regional Offices located at 7 World Trade Center, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 at prescribed rates during regular business hours. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in its entirety by such reference. Rubicon will provide, without charge upon oral or written request of any person, a copy of any information incorporated by reference herein. Such request should be directed to Rubicon at 2064 West Alexander, Salt Lake City, Utah 84119, telephone (801) 886-9900.

     Upon effectiveness of the registration statement Rubicon will be required to file reports and other information with the Commission. All such reports and other information may be inspected and copied at the Commission's public reference facilities described above. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of such site is http://www.sec.gov. In addition, Rubicon intends to make available to its shareholders annual reports, including audited financial statements and such other reports as Rubicon may determine.

                                 Indemnification

     Rubicon has adopted provisions in its bylaws that limit the liability of its directors and provide for indemnification of its directors to the full extent permitted under the Delaware General Corporation Law. Under Rubicon's bylaws, and as permitted under the Delaware General Corporation Law, directors are not liable to Rubicon or its stockholders for monetary damages arising from a breach of their fiduciary duty of care as directors. Such provisions do not, however, relieve liability for breach of a director's duty of loyalty to Rubicon or its stockholders, liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, liability for transactions in which the director derived an improper personal benefit or liability for the payment of a dividend in violation of Delaware law. Further, the provisions do not relieve a director's liability for violation of, or otherwise relieve Rubicon or its directors from the necessity of complying with, federal or state securities laws or affect the availability of equitable remedies such as injunctive relief or rescission.

     At present, there is no pending litigation or proceeding involving a director, officer, employee or agent of Rubicon where indemnification will be required or permitted. Rubicon is not aware of any threatened litigation or proceeding that may result in a claim for indemnification by any director or officer.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of Rubicon pursuant to the foregoing provisions, or otherwise, Rubicon has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by Rubicon of expenses incurred or paid by a director, officer or controlling person of Rubicon in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Rubicon will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                         INDEX TO FINANCIAL STATEMENTS

                                                                   PAGE
                                                                   ----

RUBICON MEDICAL CORPORATION:

Independent auditors' report - Tanner + Co                         F-1

Independent auditors' report - HJ and Associates, Inc              F-2

Consolidated combined balance sheet                                F-3

Consolidated combined statement of operations                      F-4

Consolidated combined statement of equity                          F-5

Consolidated combined statement of cash flows                      F-6

Notes to consolidated combined financial statements                F-7


ACCURATE DESIGNS INC.:
INDEPENDENT AUDITORS REPORT-Tanner + Co.                           F-21

Balance sheet                                                      F-22

Statement of income                                                F-23

Statement of stockholders' equity                                  F-24

Statement of cash flows                                            F-25

Notes to financial statements                                      F-26

                       INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of Rubicon Medical Corporation

We have audited the consolidated combined balance sheet of Rubicon Medical Corporation as of December 31, 2000, and the consolidated combined statements of operations, equity, and cash flows for the year then ended. These consolidated combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated combined financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated combined financial statements referred to above present fairly, in all material respects, the consolidated combined financial position of Rubicon Medical Corporation as of December 31, 2000, and the consolidated combined results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.



TANNER + CO.

Salt Lake City, Utah
February 9, 2001, except for
note 18, which is dated
March 20, 2001

INDEPENDENT AUDITORS' REPORT



To the Shareholders
Rubicon Medical, L.C.
Draper, Utah


We have audited the accompanying statements of operations, changes in stockholders' equity and cash flows of Rubicon Medical, L.C. for the year ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of the operations and the cash flows of Rubicon Medical, L.C. for the year ended December 31, 1999, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in the notes to the financial statements, the Company has incurred losses since inception, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in the notes to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.




HJ & Associates, LLC
Salt Lake City, Utah
May 1, 2000

                           Rubicon Medical Corporation
                       Consolidated Combined Balance Sheet

                                            March 31,
                                             2001              December 31,
                                         (unaudited)               2000
                                       ---------------     -----------------

Assets
Current assets:
Cash and cash equivalents                $991,000               $1,421,000
Accounts receivable, net                  247,000                  178,000
Inventories                               124,000                  149,000
Prepaid expenses                           80,000                    5,000
Deferred income taxes                     127,000                  127,000
                                       -----------              -----------
  Total current assets                  1,569,000                1,880,000

Property and equipment, net               656,000                  662,000
Intangible assets, net                  1,808,000                1,858,000
                                       -----------              ------------
                                       $4,033,000               $4,400,000
                                       ===========              ============
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable                          $93,000                  $90,000
Accrued liabilities                         3,000                  282,000
Income taxes payable                      376,000                  376,000
Current portion of long-term debt         164,000                  360,000
Related party note payable                500,000                  750,000
                                      -----------                ----------
        Total current liabilities       1,136,000                1,858,000
                                      -----------                ----------
Deferred income taxes                      26,000                   26,000
Long-term debt                            226,000                  269,000
Related party note payable              1,000,000                1,000,000
                                      -----------                ----------
                Total liabilities       2,388,000                3,153,000
                                      -----------                ----------
Commitments and contingencies                  -                         -
Convertible mandatory redeemable
  preferred stock                         817,000                  817,000
                                      -----------                ----------
Stockholders' equity:
Common stock:100,000,000 shares
 authorized of $.001 par value,
 48,000,000 shares  issued
 and outstanding                           49,000                    48,000
Additional paid-in-capital                733,000                    60,000
Retained earnings                          46,000                   322,000
                                      -----------                ----------
Total stockholders' equity                828,000                   430,000
                                      -----------                ----------
                                       $4,033,000                $4,400,000
                                      ===========                ==========

See accompanying notes to consolidated combined financial statements.

                         Rubicon Medical Corporation
               Consolidated Combined Statement of Operations

                          Three Months Ended            Years Ended
                             March 31,                  December 31,
                    ----------------------------   ------------------------
                        2001             2000
                     (unaudited)     (unaudited)      2000              1999
                     -------------   ------------    ---------      ---------

Net sales            $387,000          $67,000       $2,663,000      $205,000
Cost of sales         122,000           42,000          550,000       177,000
                     -----------     -----------    ----------      ---------
Gross profit          265,000           25,000        2,113,000        28,000
Operating expenses:
  Depreciation
   and amortization   105,000           19,000          340,000        68,000
  General and
   administrative     268,000          121,000        1,120,000       209,000
  Research and
   development        176,000           10,000          199,000       131,000
                     -----------      ----------     ----------     ---------
                      549,000           15,000        1,659,000       408,000
                     -----------      ----------     ----------     ---------
Income (loss)
 from operations     (284,000)        (125,000)         454,000     (380,000)
                     -----------      ----------     ----------     ---------
Other income
 (expense):
 Interest income       22,000               -            56,000        -
 Interest expense     (14,000)         (13,000)        (125,000)     (27,000)
                     -----------      ----------     ----------     ---------
Other income
 (expense)              8,000          (13,000)         (69,000)     (27,000)
                     -----------      ----------     ----------     ---------
Income (loss) before
 provision for
 income taxes         (276,000)       (138,000)         385,000     (407,000)
                     -----------      ----------     ----------     ---------
Income tax (expense)
 benefit:
 Current                     -             -           (376,000)          -
 Deferred                    -             -            101,000           -
                     -----------      ----------     ----------     ---------
                             -             -           (275,000)          -
                     -----------      ----------     ----------     ---------
 Net income (loss)   $(276,000)       $(138,000)       $110,000    $(407,000)
                     ===========      ==========     ==========     =========
Income (loss) per
 common share -
 basic and diluted   $   (.01)                       $    .00
                     ============                    ===========
Proforma income
 (loss) per
 common share -
 basic and diluted                     $   (.00)                   $   (.01)
                                       ==========                  =========
 See accompanying notes to consolidated combined financial statements.

                          RUBICON MEDICAL CORPORATION
                     Consolidated Combined Statement of Equity
                        Years Ended December 31, 2000 and 1999

                                                   Years Ended December 31, 2000 and 1999
                                                   --------------------------------------

                                                              Additional
                                          Common Stock         Paid-in     Members'     Retained
                                          ------------         Capital     equity       Earnings      Total
                                         Shares     Amount     -------     ------       --------      -----
                                         ------     ------

Balance at January 1, 1999                  -       $  -       $   -         191,000        -        191,000

Member contributions                        -          -           -         217,000        -        217,000

Beneficial conversion
feature of convertible
debenture                                   -          -           -          77,000        -         77,000

Net loss                                    -          -           -        (407,000)       -       (407,000)
                                      ----------    -------    --------    ---------    --------    --------
Balance at December 31, 1999                -          -           -          78,000        -         78,000

Members contributions                      -          -           -         233,000        -        233,000

Net loss for the four months
ended April 30, 2000                        -          -           -        (212,000)       -       (212,000)

Contribution of members'
equity in exchange for
common stock of Rubicon
Medical, Inc.                              1,000       -         99,000      (99,000)      -            -

Recapitalization of Rubicon
Medical, Inc. (see Note 1)            35,999,000     36,000     (36,000)        -           -           -

Acquisition of Hi-Tech
Venture, Inc. (see Note 1)           12,000,000     12,000      (3,000)        -           -          9,000

Net income for the period
from May 1, 2000 to
December 31, 2000                           -          -           -            -        322,000     322,000
                                      ----------    -------    --------    ---------    --------    --------

Balance at December 31, 2000          48,000,000    $48,000      60,000    $    -       $322,000    $430,000

Stock issued for (unaudited):
    Services                             473,334      1,000     472,000         -           -        473,000
    Debt                                 200,000        -       200,000         -           -        200,000

Net Loss (unaudited)                        -           -          -            -        (276,000)  (276,000)
                                      ----------    -------    --------    ---------    --------    --------
Balance at March 31, 2001 (unaudited) 48,673,334    $49,000    $732,000    $    -        $ 46,000   $ 827,000
                                      ==========    =======    ========    =========    ========    ========



  See accompanying notes to consolidated combined financial statements.

                      Rubicon Medical Corporation
               Consolidated Combined Statement of Cash Flows

                                                  Three Months Ended                   Years Ended
                                                      March 31,                        December 31,
                                          -----------------------------------       -------------------------
                                             2001                     2000
                                          (unaudited)              (audited)         2000             1999


Cash flows from operating activities:
 Net income (loss)                         $(276,000)             $(138,000)        $110,000       $(407,000)
 Adjustments to reconcile net income
 (loss) to net cash provided by
 (used in) operating activities:
   Depreciation and amortization             105,000                 18,000          340,000          68,000
   Bad debt expense                               -                   1,000            6,000
   Stock issued for services                 119,000                     -                -               -
   Effective interest on
    beneficial conversion feature                 -                  77,000               -
   Deferred income taxes                          -                      -           (101,000)            -
   (Increase) decrease in:
      Accounts receivable                    (69,000)               (35,000)         (165,000)        17,000
      Inventories                             25,000                 (4,000)         (111,000)        (1,000)
      Other assets                                -                  (3,000)               -              -
  Increase (decrease) in:
    Accounts payable                            3,000               (12,000)           60,000          11,000
  Accrued liabilities                           1,000                 1,000           279,000           1,000
  Income taxes payable                             -                     -            376,000              -
                                             ----------            ---------         ---------        ---------
     Net cash provided by (used in)
       operating activities                    (92,000)             (173,000)         866,000         (305,000)
                                             ----------            ---------         ---------        ---------
Cash flows from investing activities:
  Net cash paid in acquisition of
     Accurate Designs                              -                      -          (250,000)              -
  Purchase of property and equipment           (49,000)               (8,000)        (121,000)         (12,000)
  Net cash received in acquisition of
    Hi-Tech                                        -                      -             9,000               -
Payments made to develop
    intangible assets                              -                      -                -           (18,000)
                                             ----------            ---------         ---------        ---------
    Net cash used in investing activities      (49,000)               (8,000)        (362,000)         (30,000)
                                             ----------            ---------         ---------        ---------
Cash flows from financing activities:
  Proceeds from issuance of preferred stock        -                      -           817,000               -
  Capital contributions                            -                 209,000          233,000          217,000
  Principal payments on long-term debt        (289,000)              (27,000)        (131,000)         (81,000)
  Decrease in bank overdraft                       -                  (1,000)          (2,000)          (1,000)
  Proceeds from issuance of long-term debt         -                      -                -           200,000
                                             ----------            ---------         ---------        ---------
    Net cash (used in) provided by
        financing activities                  (289,000)              181,000          917,000           335,000
                                             ----------            ---------         ---------        ---------
Net (decrease) increase in cash
 and cash equivalents                         (430,000)                   -          1,421,000               -
Cash and cash equivalents
 at beginning of period                      1,421,000                    -                 -                -
                                             ----------            ---------         ---------        ---------
Cash and cash equivalents at end of period   $ 991,000             $      -         $1,421,000        $      -
                                             ==========            =========        ==========        =========



  See accompanying notes to consolidated combined financial statements.

            Notes to Consolidated Combined Financial Statements
                      December 31, 2000 and 1999

1.    Organization and Nature of Business
-----------------------------------------

Organization and Nature of Business
Rubicon Medical Corporation (the Company), commenced operations on December 11, 1996 as Rubicon Medical, L.C. (the L.C.), a Utah limited liability company. On May 1, 2000, the Members of the L.C. exchanged their membership interests' for 100% of the common stock of Rubicon Medical, Inc. (Rubicon), a Utah corporation.

Effective October 11, 2000, Hi-Tech Venture, Inc. (Hi-Tech), a publicly traded Delaware corporation with no ongoing operations, acquired 100% of the stock of Rubicon by issuing 36,000 shares of Hi-Tech common stock for each share of Rubicon common stock and one share of Hi-Tech mandatory redeemable preferred stock for each Rubicon mandatory redeemable preferred share. Because the shares issued in the acquisition represent control of the total shares of Hi-Tech's common stock immediately following the acquisition, Rubicon is deemed for financial reporting purposes to have acquired Hi-Tech in a recapitalization of Rubicon. The surviving entity reflects the assets and liabilities of Rubicon and Hi-Tech. The issued common stock is that of Hi-Tech and the historical operations are that of Rubicon and Hi-Tech after October 11, 2000.

On April 17, 2000, Rubicon purchased Accurate Designs, Inc. (Accurate) a company which manufactures specialized catheter tips and related equipment. The agreement required the Company to pay $1,000,000 cash and to issue common stock valued at $1,000,000 (see Note 7). The acquisition was accounted for using the purchase method of accounting, and the excess of the purchase price of $1,980,000 over the estimated fair value of the net assets acquired was allocated to goodwill and is being amortized over ten years.

The following pro forma results of operations give effect to the acquisition of Accurate as if the transactions had occurred January 1, 1999:

                                                   Years Ended December 31:
                                                     2000          1999
                                                   ------------------------

                   Revenue                          $ 2,943,000   $ 872,000
                   Net Income (loss)                $   211,000   $(331,000)
                   Net income (loss) per share      $       .01   $    (.01)

Effective November 3, 2000, Hi-Tech changed its name to Rubicon Medical Corporation.

The Company manufactures specialty medical products and conducts research and development activities to generate medical related technologies.

                          RUBICON MEDICAL CORPORATION
               Notes to Consolidated Combined Financial Statements
                               Continued

2.     Summary of Significant Accounting Policies (continued).
------------------------------------------------------------

Principles of Consolidation and Combination
The consolidated combined financial statements include the operations of the L.C. for the period January 1, 1999 through April 30, 2000, the operations of Rubicon and Accurate from May 1, 2000 through December 31, 2000 and Hi-Tech from October 11, 2000 through December 31, 2000.

All significant intercompany balances and transactions have been eliminated in the consolidation and combination of the financial statements.

Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of trade receivables. In the normal course of business, the Company provides credit terms to its customers. Accordingly, the Company performs ongoing credit evaluations of its customers and maintains allowances for possible losses which, when realized, have been within the range of management=s expectations.

During the year ended December 31, 2000, the Company had sales to a major customer, which represented approximately 79% of total net sales. During the year ended December 31, 1999, no single customer represented more than 10% of total net sales.

The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

Cash and Cash Equivalents
The Company considers all highly liquid investments with an initial maturity of three months or less to be cash equivalents.

Inventories
Raw materials are stated at the lower of cost or market. Cost is determined using the average cost method, which approximates the first-in, first-out method. Work-in-process and finished goods are stated at the accumulated manufacturing cost, but not in excess of market.

Property and Equipment
Property and equipment are recorded at cost, less accumulated depreciation. Depreciation and amortization on capital leases and property and equipment are determined using the straight-line method over the estimated useful lives of the assets or terms of the lease. The estimated useful lives of the assets are as follows:
                                                   Years
                                                   -----
               Furniture and Fixtures                7
               Equipment                             5
               Vehicles                              5
               Leasehold improvements                3

                          RUBICON MEDICAL CORPORATION
               Notes to Consolidated Combined Financial Statements
                               Continued

2. Summary of Significant Accounting Policies (continued)
---------------------------------------------------------
Expenditures for maintenance and repairs are expensed when incurred and betterments are capitalized. Gains and losses on sale of property and equipment are reflected in the statement of operations.

Intangible Assets
Intangible assets consist primarily of goodwill. Goodwill is amortized on a straight-line basis over ten years. The Company assesses recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate which reflects the Company=s average cost of funds.

Revenue Recognition
Revenue from product sales and service is recognized upon transfer of title and delivery of the product to the customer or upon performance of services and when the Company has no significant obligations remaining.

Revenue from license or other agreements is recognized when a binding agreement has been entered into, services have been rendered, the price is fixed and determinable, collection is reasonably assured and the Company has no significant obligations remaining.

Advertising
The Company expenses the cost of advertising as incurred. For the years ended December 31, 2000 and 1999, advertising expenses totaled approximately $18,000 and $5,000, respectively, and are included in general and administrative expenses in the accompanying statement of operations.

Research and Development
The Company expenses research and development costs as incurred.

Income Taxes
Rubicon Medical Corporation accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards.
Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Rubicon Medical, L.C. was not subject to income taxes. Instead, the members of a limited liability company are taxed on their proportionate share of the L.C.'s taxable income. Therefore, no income tax expense or benefit is presented in the statement of operations for the year ended December 31, 1999. No pro forma adjustments for income taxes for Rubicon were necessary due to the loss incurred.

                          RUBICON MEDICAL CORPORATION
               Notes to Consolidated Combined Financial Statements
                               Continued

2.     Summary of Significant Accounting Policies (continued)
------------------------------------------------------------
Earnings Per Share and Pro Forma Earnings Per Share
The computation of diluted and pro forma diluted earnings per common share is based on the weighted average and pro forma weighted average number of shares outstanding during the year, plus the common stock equivalents. Common stock equivalents are not included in the diluted earnings (loss) per share calculation when their effect is antidilutive. Common stock equivalents arising out of the convertible debenture agreement (see note 6) equal to 2,526,000 and 1,743,000 shares of common stock with conversion prices ranging from $.08 to $.11 per share were outstanding at December 31, 2000 and 1999, respectively. Common stock equivalents arising out of the acquisition of Accurate (see note 7) (estimated to be 1,000,000 shares as of December 31,
2000) have been included in diluted earnings per share.

Pro forma earnings per share for 1999 have been prepared assuming the conversion of the L.C. to a corporation and the recapitalization of Rubicon because of the acquisition of Hi-Tech had taken place on January 1, 1999. The computation of basic and pro forma earnings per common share is based on the weighted average and pro forma number of shares outstanding during each year.

Impairment of Long-Lived Assets
The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through undiscounted future cash flows. If it is determined that an impairment loss has occurred based on expected cash flows, such loss is recognized in the statement of operations.

Use of Estimates in the Preparation of Financial Statements
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The market for the Company's products and services are characterized by competition, rapid technological development, regulatory changes and new product introductions, all of which may impact the future value of the Company's assets.

Reclassifications
Certain amounts in the 1999 financial statements have been reclassified to conform with the current year presentation.

Unaudited Information
In the opinion of management, the accompanying unaudited financial statements for the three months ended March 31, 2001 and 2000 contain all adjustments (consisting only of normal recurring items) necessary to present fairly the results of operations of cash flows for the three month periods ended March 31, 2001 and 2000. Results for the interim periods do not necessarily indicate results which may be expected for any other interim or annual period.

                          RUBICON MEDICAL CORPORATION
               Notes to Consolidated Combined Financial Statements
                               Continued

3.    Detail of Certain Balance Sheet Accounts
----------------------------------------------

Receivables and inventories consist of the following at December 31, 2000:

Receivables:
  Trade receivables                                           $  188,000
  Allowance for doubtful accounts                                (10,000)
                                                              ----------
                                                              $  178,000
                                                              ==========
Inventories:
  Work-in-process                                             $   62,000
  Raw materials                                                   54,000
  Finished goods                                                  33,000
                                                              ----------
                                                              $  149,000
                                                              ==========

4.   Property and Equipment
----------------------------
Property and equipment is recorded at cost and consisted of the following at December 31, 2000:

Equipment                                                     $  831,000
Leasehold improvements                                            82,000
Furniture and fixtures                                            74,000
Vehicles                                                          61,000
                                                               ---------
                                                               1,048,000

Less accumulated depreciation and amortization                  (386,000)
                                                              -----------
                                                              $  662,000
                                                              ==========

5.   Intangible Assets
-----------------------
Intangible assets consisted of the following at December 31, 2000:

   Goodwill                                                   $ 1,980,000
   Technology                                                      16,000
   Less accumulated amortization                                 (138,000)
                                                              ------------
                                                              $ 1,858,000
                                                              ============

                          RUBICON MEDICAL CORPORATION
               Notes to Consolidated Combined Financial Statements
                               Continued

6.    Long Term Debt
--------------------
Long-term debt consists of the following at December 31, 2000:

  During December 1999, the Company issued a
  $200,000 non-interest-bearing debenture due
  December 22, 2001.  The debenture is convertible
  into a 5% equity interest in the Company.
  The value attributable to the beneficial
  conversion feature on the date of issuance
  was determined to be $77,000 and was recognized
  as additional interest over the period from
  the date of issuance to the earliest conversion date.
  Effective March 20, 2001, the debenture was
  converted to common stock (see note 18).                     $  200,000

  Capital lease obligations (see note 8)                          379,000

  Notes payable to banks in monthly installments
  of $1,500, including interest from 8.5% to 8.9%
  secured by vehicles, due December 2002 and May 2005             50,000
                                                              ----------
                                                                 629,000

   Less current portion                                         (360,000)
                                                               ----------
                                                              $  269,000
                                                              ==========
Future maturities of long-term debt are as follows:

     Years Ending December 31:
     ------------------------
            2001                                              $  360,000
            2002                                                 110,000
            2003                                                  66,000
            2004                                                  73,000
            2005                                                  20,000
                                                              ----------
                                                              $  629,000
                                                              ==========

7.     Related Party Note Payable

Effective April 17, 2000, the Company purchased the assets of Accurate Designs, Inc. (dba Cath-Tips) for the sum of $2,000,000. The purchase price is payable in cash and common stock. The agreement as amended requires payment of $250,000 at closing and installments of $250,000 payable March, July, and December 2001. The remaining $1,000,000 is to be paid one year from the date the Company's common stock begins trading on the Electronic Bulletin Board or other market or exchange by transferring unrestricted common shares valued at $1,000,000 based on the market value. Cash payments under this agreement are secured by a pledge of the stock of Accurate Designs, Inc. The former owner of Accurate Designs, Inc. is now a Vice-President of the Company.

                          RUBICON MEDICAL CORPORATION
               Notes to Consolidated Combined Financial Statements
                               Continued

8.    Leases
------------
The Company has equipment financed through capital leases that expire in 2002 through 2005. At December 31, 2000, equipment with a cost of $693,000 and related accumulated depreciation of $197,000 was recorded related to these capital leases. The lease obligations are guaranteed by an officer.

Future minimum capital lease payments as of December 31, 2000 are:

                                                                Amount
                                                              ==========
          2001                                                $  178,000
          2002                                                   113,000
          2003                                                    69,000
          2004                                                    69,000
          2005                                                    16,000
                                                              ----------
Total minimum lease payments                                     445,000

Less amount representing interest                                (66,000)
                                                              ----------
Present value of net minimum capital lease payments           $  379,000
                                                              ==========

The Company leases its office and warehouse under a non-cancelable lease agreement accounted for as an operating lease. The lease expires in December 2002. The approximate minimal rental payments under the non-cancelable operating lease are as follows:

Years Ending December 31,                                     Amount
------------------------                                      ------

     2001                                                    $ 62,000
     2002                                                      64,000
                                                             --------
                                                             $126,000
                                                             ========

Rent expense under this lease was approximately $60,000 and $59,000 in 2000 and 1999, respectively.

                          RUBICON MEDICAL CORPORATION
               Notes to Consolidated Combined Financial Statements
                               Continued

9.    Income Taxes
------------------
At December 31, 2000 and 1999, income tax expense differs from the amount computed at federal statutory rates as follows:

                                                2000             1999
                                                ----             ----
Federal income tax expense at
  statutory rate                            $(131,000)       $ 139,000
State taxes                                   (19,000)            -
Difference due to limited liability
 company                                      (72,000)        (139,000)
Non deductible interest and amortization
 expense                                      (52,000)            -
Other                                         ( 1,000)            -
                                            ---------        --------
                                            $(275,000)       $    -
                                            ==========       ========

Deferred tax assets (liabilities) are comprised of the following at December 31, 2000:

Current:
Accrued compensation                                         $ 95,000
Debenture imputed interest                                     26,000
Other                                                           6,000
                                                             --------
                                                             $127,000
                                                             ========
Long-term:
Depreciation and amortization                                $(26,000)
                                                             ========

10.   Common and Preferred Stock
--------------------------------
Common Stock
The Company amended its Articles of Incorporation to increase the number of authorized shares of common stock of the Company to 100,000,000 shares in November 2000. In addition, the outstanding common stock of the Company was split on a 1 for 20 basis, effective October, 2000. The effect of the stock split has been retroactively reflected in the financial statements for all periods presented.

Preferred Stock
During 2000, the Company=s Board of Directors created and designated for issuance 500,000 shares of $.001 par value 2000 Series A Convertible Mandatory Redeemable Preferred Stock, of which 163,400 shares were issued and outstanding at December 31, 2000. The 2000 Series A Convertible Mandatory Redeemable Preferred Stock has the following rights and privileges:

                          RUBICON MEDICAL CORPORATION
               Notes to Consolidated Combined Financial Statements
                               Continued

10.  Common and Preferred Stock (continued)
-------------------------------------------
The holders of the shares are entitled to dividends at the rate of 12% of the liquidation preference of $5 per share per annum, when and if declared by the board of directors. The board of directors has no obligation to declare any preferred dividends. The dividends are non-cumulative.

Upon the liquidation of the Company, the holders of the 2000 Series A Convertible Mandatory Redeemable Preferred Stock are entitled to receive, prior to any distribution of any asset or surplus funds to the holders of shares of common stock or any other stock, an amount equal to $5 per share, plus any accrued and unpaid dividends related to the fiscal year in which such liquidation occurs ($817,000 aggregate liquidation preference).

The holders of the preferred shares have no voting rights.

The shares are convertible at the option of the holder during the twenty day period beginning on the earlier of five (5) days after the date the Company has three market makers or forty-five days after the shares of common stock are first listed for trading on the electronic bulletin board, NASDQ or other recognized exchange. If the holder has not notified the Company of such conversion during the twenty-day period, then holder will have no further opportunity to elect to convert. The initial conversion rate shall be fifty percent (50%) of the five-day average closing bid price. The value assigned to the beneficial conversion feature has been included under the caption a convertible mandatory redeemable preferred stock@ and will be recognized as a dividend when the contingent exercise period is resolved.

A beneficial conversion feature of $409,000 was assigned to the Preferred A shares, which will be reflected as a dividend and as a reduction in the net income (loss) available to common stockholders on the date the Series A Preferred stock becomes convertible.

The Company may, at its option redeem all of the then outstanding shares of the 2000 Series A Convertible Mandatory Redeemable Preferred Stock at a price of 110% of the stated value.

If the Company does not have its securities listed for trading on a recognized securities exchange, NASDAQ or the Electronic Bulletin Board within two years of the date of issuance of the 2000 Series A Preferred Stock, the Company covenants and agrees to repurchase the shares of 2000 Series A Preferred stock at a price equal to the purchase price plus interest at the rate of 12% from the date of purchase.

                          RUBICON MEDICAL CORPORATION
               Notes to Consolidated Combined Financial Statements
                               Continued

11.    Earnings Per Share
------------------------
Financial accounting standards requires companies to present basic earnings per share (EPS) and diluted earnings per share along with additional informational disclosures. Information related to earnings per share is as follows:

                                                   2000          1999
                                                 ------------------------
        Actual
        ------
        Basic EPS:
        Net income (loss) available to
          common stockholders                  $   110,000     $       -
                                               ------------    ----------
        Weighted average common
          shares                                36,794,000             -
                                               ------------    ----------
        Net income (loss) per share            $        .00            -
                                               ------------    ----------
        Diluted EPS:
        Net income (loss) available to
          common stockholders                  $   110,000             -
                                               -----------     ----------
        Weighted average common shares          39,209,000             -
                                               -----------     ----------
        Net Income (loss) per share            $        .00            -
                                               -----------     -----------

                                                   2000          1999
                                                 ------------------------
        Pro Forma
        ----------
        Basic EPS:
        Net income (loss) available to
          common stockholders                  $      -       $ (407,000)
                                               ------------    ----------
        Weighted average common
          shares                                      -        33,120,000
                                               ------------    ----------
        Net income (loss) per share            $      -       $      (.01)
                                               ------------    ----------
        Diluted EPS:
        Net income (loss) available to
          common stockholders                  $      -          (407,000)
                                               -----------     ----------
        Weighted average common shares                -        33,120,000
                                               -----------     ----------
        Net Income (loss) per share            $      -       $      (.01)
                                               -----------     -----------

                          RUBICON MEDICAL CORPORATION
               Notes to Consolidated Combined Financial Statements
                               Continued

12.  Segment Information
-------------------------
The Company operates in three business segments:  (1) Contract manufacturing;
(2) Equipment manufacturing; and (3) Technology Development and Licensing

The Following tables represent financial information by business segment:


                                       Three Months Ended March 31, (unaudited)
                                 --------------------------------------------------
                                    Contract     Equipment     Technology
                                    Manufac-     Manufac-      Development
     2001                            turing       turing      and Licensing    Corporate    Consolidated
     ----                           --------    ----------     -----------    -----------    ----------
     Revenue                        $ 60,000    $   57,000     $   270,000    $     -        $  387,000
     Direct costs                     54,000        30,000          38,000          -           122,000
     Operating expenses              109,000       109,000         226,000          -           444,000
     Identifiable assets             557,000     1,911,000         280,000     1,285,000      4,033,000
     Capital expenditures              4,000           -                 -        45,000         49,000
     Depreciation and amortization    30,000        31,000          44,000          -           105,000
     Income (loss) from operations  (133,000)     (113,000)        (38,000)         -          (284,000)

                                    Contract     Equipment     Technology
                                    Manufac-     Manufac-      Development
     2000                            turing       turing      and Licensing    Corporate    Consolidated
     ----                           --------    ----------     -----------    -----------    ----------
     Revenue                        $ 67,000    $     -        $      -             -          $ 67,000
     Direct costs                     42,000          -               -             -            42,000
     Operating expenses              100,000          -             31,000          -           131,000
     Identifiable assets             665,000          -             20,000         3,000        688,000
     Capital expenditures            178,000          -               -           21,000        199,000
     Depreciation and amortization    19,000          -               -             -            19,000
     Loss from operations            (94,000)         -            (31,000)         -          (125,000)


                                               Years Ended December 31
                                       ---------------------------------------
                                    Contract     Equipment     Technology
                                    Manufac-     Manufac-      Development
     2000                            turing       turing      and Licensing    Corporate    Consolidated
     ----                           --------    ----------     -----------    -----------    ----------
     Revenue                        $182,000    $  313,000     $ 2,168,000    $     -        $2,663,000
     Direct costs                    201,000       164,000         185,000          -           550,000
     Operating expenses              406,000       436,000         477,000          -         1,319,000
     Identifiable assets             715,000     1,961,000          28,000     1,696,000      4,400,000
     Capital expenditures            266,000        36,000          15,000       156,000        473,000
     Depreciation and amortization   100,000       140,000         100,000          -           340,000
     Income (loss) from operations  (525,000)     (427,000)      1,406,000          -           454,000

                                    Contract     Equipment     Technology
                                    Manufac-     Manufac-      Development
     1999                            turing       turing      and Licensing    Corporate    Consolidated
     ----                           --------    ----------     -----------    -----------    ----------
     Revenue                        $205,000    $     -        $      -             -          $205,000
     Direct costs                    177,000          -               -             -           177,000
     Operating expenses              209,000          -            131,000          -           340,000
     Identifiable assets             443,000          -             17,000         5,000        465,000
     Capital expenditures            391,000          -               -             -           391,000
     Depreciation and amortization    68,000          -               -             -            68,000
     Loss from operations           (249,000)         -           (131,000)         -          (380,000)


                          RUBICON MEDICAL CORPORATION
               Notes to Consolidated Combined Financial Statements
                               Continued

13.    Related Party Transactions


The Company paid approximately $109,000 to a company owned by a major shareholder and board member as reimbursement for expenses and capital expenditures paid by that company on behalf of Rubicon Medical Corporation.

The Company recognized approximately $169,000 in revenue for services performed for Guardian (see Note 15). At December 31, 2000, the balance due from Guardian totaled approximately $80,000.

14.    Supplemental Disclosure of Cash Flow Information

During the three months ended March 31, 2001 (unaudited), the Company:

 Issued common stock in exchange for debt of $200,000

 Issued common stock in satisfaction of a liability of $280,000 as well as for future services in the amount of $75,000.

During the three months ended March 31, 2000 (unaudited), the Company:

 Acquired fixed assets in exchange for a capital lease of $191,000.

During the year ended December 31, 2000, the Company:

 Acquired certain equipment and vehicles in exchange for capital lease and note payable obligations of $331,000.

 Acquired Accurate Designs, Inc. and recorded the transaction as follows:

     Property and equipment                                 $   20,000
     Goodwill                                                1,980,000
     Less related party note payable                        (1,750,000)
                                                            ----------
          Net cash paid in acquisition                      $  250,000
                                                            ==========

 The Company purchased all of the outstanding common stock of Hi-Tech Venture, Inc. in a reverse acquisition. The Company issued 12,000,000 shares of common stock and recorded cash from the acquisition totaling $9,000.

Actual amounts paid for interest and income taxes are as follows:

                                                     Years Ended December 31,
                                                     ------------------------
                                                        2000          1999
                                                        ----          ----

Interest                                              $48,000       $28,000
                                                      =======       =======
Income taxes                                          $  -          $  -
                                                      =======       =======

                          RUBICON MEDICAL CORPORATION
               Notes to Consolidated Combined Financial Statements
                               Continued

15.   Commitments and Contingencies
-----------------------------------
Employment Agreements
The Company has entered into an employment agreement with the President and Chief Executive Officer which expires March 31, 2005. The agreement provides the employee with an annual base salary, car allowance, other employee benefits and a severance package if terminated.

License Agreements
The Company has entered into a license agreement with a university. Under the agreement, the Company has the exclusive right to develop, market and sub-license certain technology. Royalties equal to 3% of net sales on products developed from the technology and 15% of revenues received from sub licensees must be paid to the university. A minimum royalty of $5,000 is due each year. The Company paid $150,000 and $5,000, respectively, during the years ended December 31, 2000 and 1999 under this agreement.

In addition, during the year ended December 31, 2000, the Company entered into a license and development agreement for the term of the related patents and licenses (the development agreement) with a company in the medical industry (Medical). Under the development agreement, the Company has granted Medical a sublicense to the technology described in the preceding paragraph and a license to additional Company technology. The University shall receive a 15% royalty on one-half of the total revenues generated under the development agreement for the sublicense of university patent rights. Royalties are not due on the other one-half of the revenues generated through the license of additional Company technology. A company, owned by an officer, called Guardian RJL, Inc. (Guardian) was formed to further develop the licensed technology with Medical. Medical is required to provide $2,500,000 in cash to fund the development; both the Company and Medical are required to use "Reasonable Commercial Efforts" as defined in the development agreement in performing development and registration activities for products. The agreement also calls for Guardian to reimburse the Company for costs associated with development (see note 13).

In exchange for the sublicense and license granted to Medical, and in consideration for cost and efforts expended by the Company to develop the technology, the Company was paid a fee of $2,000,000 and is eligible to receive additional payments, if certain milestones related to obtaining a C.E. Mark in Europe and F.D.A. approval in the United States, are achieved. Royalties equal to 5%-7% of net sales on products developed from the technology, increasing based on sales volume, are due to the Company.

16.    Fair Value of Financial Instruments
-----------------------------------------
The Company's financial instruments consist of cash, receivables, payables, and notes payable. The carrying amount of cash, receivables, and payables approximates fair value because of the short-term nature of these items. The carrying amount of notes payable approximates fair value as the individual borrowings bear interest at market interest rates.

                          RUBICON MEDICAL CORPORATION
               Notes to Consolidated Combined Financial Statements
                               Continued

17.    Recent Accounting Pronouncements
--------------------------------------
SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, was issued in June 1998 and amended by SFAS No. 138, issued in June 2000. The requirements of SFAS No. 133, as amended, will be effective for the Company in the first quarter of the fiscal year beginning January 1, 2001. The standard establishes accounting and reporting standards for derivative instruments embedded in other contracts and for hedging activities. Under the standard, certain contracts that were not formerly considered derivatives may now meet the definition of a derivative. The Company has determined SFAS 133 to have no impact on the Company=s financial position and results of operations because the Company has no derivative activity.

SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, was issued in September 2000. SFAS No. 140 is a replacement of SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. Most of the provisions of SFAS No. 125 were carried forward to SFAS No. 140 without reconsideration by the Financial Accounting Standards Board (FASB), and some were changed only in minor ways. In issuing SFAS No. 140, the FASB included issues and decisions that had been addressed and determined since the original publication of SFAS No. 125. SFAS No. 140 is effective for transfers after March 31, 2001. Management does not expect the adoption of SFAS No. 140 to have a significant impact on the financial position or results of operations of the Company.

In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 (SAB 101"), Revenue Recognition in Financial Statements, which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. The adoption of this standard in 2000 did not result in any significant change in the Company's financial statements.

18.   Subsequent Event
---------------------
Effective March 20, 2001, the $200,000 convertible debenture (see note 6) was converted by the holder into 200,000 shares of the Company's common stock, which represents less than one-half of 1% of the Company's total common stock outstanding at December 31, 2000.

                             INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Accurate Designs, Inc.


We have audited the balance sheet of Accurate Designs, Inc. (an S corporation) as of December 31, 1999 and 1998 and the related statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Accurate Designs, Inc. as of December 31, 1999 and 1998, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

Tanner + Co.

Salt Lake City, Utah
February 26, 2001

                         ACCURATE DESIGNS, INC.
                             Balance Sheet

                                        March 31,    December    December 31,
                                          2000          1999         1998
                                       (unaudited)      ----         ----
                                        ---------
         Assets
         ------

Current assets:
Cash                                     $95,950      $84,073      $121,421
Accounts receivable                       88,554       14,070       310,639
Inventories                               15,957       56,557        66,355
Prepaid expenses                            -            -              500
                                        --------     --------      --------

Total current assets                     200,461      154,700       498,915

Equipment, net                            20,650       23,600        41,053
                                        --------     --------      --------
Total assets                            $221,111     $178,300      $539,968
                                        ========     ========      ========

                      Liabilities and Stockholders' Equity
                      ------------------------------------

Current liabilities:
  Accounts payable                       $36,901       $1,269        $1,331
  Accrued liabilities                        730        1,104          -
  Deposits                                  -          16,054       175,592
                                        --------     --------     ---------
Total current liabilities                 37,631       18,427       176,923
                                        --------     --------     ---------

Stockholders' equity:
  Common stock, 1,000 shares
  authorized with no par value;
  1,000 shares issued and outstanding      1,000        1,000         1,000
Retained earnings                        182,480      158,873       362,045
                                        --------     --------      --------
     Total stockholders' equity          183,480      159,873       363,045
                                        --------     --------      --------
     Total liabilities and
     stockholders' equity               $221,111     $178,300      $539,968
                                        ========     ========      ========



See accompanying notes to financial statements.

                         ACCURATE DESIGNS, INC.
                          Statement of Income



                                                            March 31,    March 31,    (December 31, December 31,
                                                              2000        1999             1999         1998
                                                           (unaudited) (unaudited)
                                                           ----------- -----------    ------------- ------------


Net sales                                                   $290,967     $208,977     $666,562       $1,013,208
Cost of sales                                                205,563       69,007      485,186          606,344
                                                            --------     --------     --------       ----------
     Gross profit                                             85,404      139,970      181,376          406,864
                                                            --------     --------     --------       ----------

General and administrative expenses                           30,032       19,403      107,074           84,359
                                                            --------     --------     --------       ----------

     Income from operations                                   55,372      120,567       74,302          322,505


Other income                                                     502          965        3,148            5,856
                                                            --------     --------     --------         --------

      Net income                                            $ 55,874     $121,532     $ 77,450         $328,361
                                                            ========     ========     ========         ========

Pro forma information (unaudited)
  Historical income before income taxes                     $ 55,874     $121,532     $ 77,450         $328,361
  Pro forma income tax expense                                19,000       41,000       26,000          112,000
                                                            --------     --------     --------         --------
  Pro forma net income                                      $ 36,874      $80,532     $ 51,450         $216,361
                                                            --------     --------     --------         --------
  Pro forma earnings per share - basic and
  diluted                                                   $  36.88     $  80.54     $  51.45         $ 216.36
                                                            --------     --------     --------         --------

  Historical weighted average shares - basic and
  diluted                                                      1,000        1,000        1,000            1,000
                                                            --------     --------     --------         --------



See accompanying notes to financial statements.

                          ACCURATE DESIGNS, INC.
                      Statement of Stockholders' Equity

                  Years Ended December 31, 1999 and 1998

                                   Common Stock         Retained
                                   ------------
                                Shares      Amount      Earnings      Total
                                ------      ------      --------      -----

Balance, January 1,
1998                           1,000      $1,000      $290,400       $291,400

Distributions                    -           -        (256,716)      (256,716)

Net income                       -           -         328,361        328,361
                               -----       ------     --------       --------
Balance, December 31,
1998                           1,000        1,000      362,045        363,045


Distributions                   -            -        (280,622)      (280,622)

Net income                      -            -          77,450         77,450
                               -----       ------     --------       --------
Balance, December 31,
1999                           1,000        1,000      158,873        159,873

Distributions (unaudited)       -            -         (32,267)       (32,267)

Net income (unaudited)          -            -          55,874         55,874
                               -----       ------     --------       --------
Balance, March 31, 2000
(unaudited)                    1,000       $1,000     $182,480       $183,480
                               =====       ======     ========       ========




See accompanying notes to financial statements.

                            ACCURATE DESIGNS, INC.
                          Statement of Cash Flows


                               March 31,   March 31,
                                 2000        1999     December 31  December 31
                              (unaudited) (unaudited)    1999        1998
                               ---------   ---------     ----        ----

Cash flows from operating
activities:
Net income                     $55,874    $121,532      $77,450     $328,361
Adjustments to reconcile
net income to net cash
provided by operating
activities:
  Depreciation                   2,950       4,363       17,453       19,620
(Increase) decrease in:
  Accounts receivable          (74,484)    237,588      296,569      (92,332)
  Inventories                   40,600       4,179        9,798       (8,202)
  Prepaid expenses                -           -             500         (500)
Increase (decrease) in:
  Interest payable              35,632      22,746
  Accounts payable                (374)      1,713          (62)         (16)
  Accrued liabilities          (16,054)   (175,592)       1,104         (112)
  Deposits                        -           -        (159,538)     141,004
                              --------   ---------   ----------   ----------

Net cash provided by
operating activities            44,144     216,529      243,274      387,823
                              --------   ---------   ----------   ----------
Cash flows from investing
activities -
  purchase of property
  and equipment                   -           -            -         (47,200)
                              --------   ---------   ----------   ----------
Cash flows from financing
activities -
  distributions                (32,267)   (230,637)    (280,622)    (255,716)
                              --------   ---------   ----------   ----------
     Net (decrease)
     increase in cash           11,877     (14,108)     (37,348)      84,907

Cash, beginning of year         84,073     121,421      121,421       36,514
                              --------   ---------    ---------    ---------
Cash, end of year             $ 95,950   $ 107,313    $  84,073    $ 121,421
                              ========   =========    =========    =========

See accompanying notes to financial statements.

Supplemental disclosure of cash flow information:

No amounts were paid for interest or income taxes during 1999 or 1998.

During the year ended December 31, 1998, the Company distributed its vehicle with a book value of $1,000 to its shareholders.

                           ACCURATE DESIGNS, INC.
                      Notes to Financial Statements
          December 31, 1999 and 1998, March 31, 2000 and 1999 unaudited

1.  Organization and Significant Accounting Policies
----------------------------------------------------
Organization
------------
Accurate Designs, Inc., (the Company), was incorporated in Utah in 1996. The Company's operations are primarily the manufacture of catheter tipping machines. Substantially all revenue and accounts receivable are from various providers of medical supplies in the United States.

Cash and Cash Equivalents
-------------------------
For purposes of the statement of cash flows, the Company considers all cash and debt instruments with a maturity of three months or less to be cash equivalents.

Inventories
-----------
Inventories are recorded at the lower of cost or market, cost being determined on the specific-identification method.

Equipment
---------
Equipment is recorded at cost, less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the equipment. Expenditures for maintenance and repairs are expensed when incurred and betterments are capitalized. Gains and losses on sale of equipment are reflected in the statement of income.

Revenue Recognition
-------------------
Revenue is recognized upon shipment of the product.

S Corporation - Income Tax Status
---------------------------------
The Company, with the consent of its shareholders, has elected under the Internal Revenue Code to be taxed as an S corporation. In lieu of corporate income taxes, the shareholders of an S corporation are taxed on their proportionate share of the Company's taxable income. Therefore, no provision or liability for federal income taxes has been included in the financial statements.

Pro Forma Information (Unaudited)
--------------------------------
The statements of operations present pro forma information (unaudited) of income tax expense which would have been recorded had the Company been a taxable corporation based on the tax laws in effect during the period and the resultant pro forma effect on net income and earnings per share.

Earnings Per Share
------------------
Basic earnings per share is calculated by dividing net income by the average number of common shares outstanding during the year. Diluted earnings per common share is calculated by adjusting outstanding shares, assuming conversion of all potentially dilutive securities.

                            ACCURATE DESIGNS, INC.
                        Notes to Financial Statements
                                (continued)

1.  Organization and Significant Accounting Policies (continued)
---------------------------------------------------------------
Impairment of Long-Lived Assets
-------------------------------
The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through undiscounted future cash flows. If it is determined that an impairment loss has occurred based on expected cash flows, such loss is recognized in the statement of operations.

Estimates
---------
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk
----------------------------
Financial instruments which potentially subject the Company to concentration of credit risk consist primarily of trade receivables. In the normal course of business, the Company performs ongoing credit evaluations of its customers and maintains allowances for possible losses which, when realized, have been within the range of management's expectations.

The Company maintains its cash in bank deposit accounts which, at times, may exceed the federally insured limits. The Company has not experienced any losses in such account and believes it is not exposed to any significant credit risk on cash and cash equivalents.

Unaudited Information
---------------------
In the opinion of management, the accompanying unaudited financial statements for the three months ended March 31, 2000 and 1999 contain all adjustments (consisting only of normal recurring items) necessary to present fairly the results of operations of cash flows for the three month periods ended March 31, 2000 and 1999. Results for the interim periods do not necessarily indicate results which may be expected for any other interim or annual period.

                             ACCURATE DESIGNS, INC.
                         Notes to Financial Statements
                                (continued)

2.  Equipment
-------------
Equipment consists of the following:
-----------------------------------
                                                     December 31,
                                                     ------------
                                                 1999            1998
                                                 ----            ----
          Manufacturing equipment            $ 55,188        $ 55,188
          Computer equipment                    8,181           8,181
          Furniture                               791             791
                                             --------        --------
                                               64,160          64,160
          Accumulated depreciation            (40,560)        (23,107)
                                             --------        --------
                                             $ 23,600        $ 41,053
                                             ========        ========

3.  Major Customers
-------------------
Sales to major customers which exceeded 10 percent of net sales were as follows:

                                                 Years Ended
                                                 December 31,
                                                 ------------
                                             1999            1998
                                             ----            ----

          Customer A                       $183,617        $ 97,110
          Customer B                       $102,431        $   -
          Customer C                       $101,268        $104,438
          Customer D                       $ 69,518        $576,704

4.  Geographic Sales Information
--------------------------------
The Company had sales in the following geographic areas:

          Year                             United States       Other
          ----                             -------------       -----
          1999                             $574,150         $ 92,412
          1998                             $934,164         $ 79,044


5.  Fair Value of Financial Instruments
---------------------------------------
The Company's financial instruments consist primarily of cash and receivables. The carrying amount of cash and receivables approximates fair value because of the short-term nature of these items.

                            ACCURATE DESIGNS, INC.
                         Notes to Financial Statements
                                (continued)

6.  Recent Accounting Pronouncements
------------------------------------
SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, was issued in June 1998 and amended by SFAS No. 138, issued in June 2000. The requirements of SFAS No. 133, as amended, will be effective for the Company in the first quarter of the fiscal year beginning January 1, 2001. The standard establishes accounting and reporting standards for derivative instruments embedded in other contracts and for hedging activities. Under the standard, certain contracts that were not formerly considered derivatives may now meet the definition of a derivative. The Company has determined SFAS 133 to have no impact on the Company's financial position and results of operations because the Company has no derivative activity.

SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, was issued in September 2000. SFAS No. 140 is a replacement of SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. Most of the provisions of SFAS No. 125 were carried forward to SFAS No. 140 without reconsideration by the Financial Accounting Standards Board (FASB), and some were changed only in minor ways. In issuing SFAS No. 140, the FASB included issues and decisions that had been addressed and determined since the original publication of SFAS No. 125. SFAS No. 140 is effective for transfers after March 31, 2001. Management does not expect the adoption of SFAS No. 140 to have a significant impact on the financial position or results of operations of the Company.

7.  Subsequent Event
--------------------
Effective April 17, 2000, all assets of the Company were sold to Rubicon Medical, Inc. for $250,000 cash and a $1,750,000 note payable to be paid in cash and stock.

BACK COVER OF PROSPECTUS

     No dealer, salesman or other person is authorized to give any information or to make any representations not contained in this prospectus in connection with the offer made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by Rubicon. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities offered hereby to any person in any state or other jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

     Until _____________, 2001, all dealers that effect transaction in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.



                               Rubicon Medical Corporation

                                   11,508,000 SHARES

                                     PROSPECTUS


                                  May    , 2001

                            Rubicon Medical Corporation

                                   PART II

Item 24. Indemnification of Directors and Officers.
--------------------------------------------------
     Rubicon has adopted provisions in its bylaws that limit the liability of its directors and provide for indemnification of its directors and officers to the full extent permitted under the Delaware General Corporation Law. Under Rubicon's bylaws, and as permitted under the Delaware General Corporation Law, directors are not liable to Rubicon or its stockholders for monetary damages arising from a breach of their fiduciary duty of care as directors. Such provisions do not, however, relieve liability for breach of a director's duty of loyalty to Rubicon or its stockholders, liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, liability for transactions in which the director derived as improper personal benefit or liability for the payment of a dividend in violation of Delaware law. Further, the provisions do not relieve a director's liability for violation of, or otherwise relieve Rubicon or its directors from the necessity of complying with, federal or state securities laws or affect the availability of equitable remedies such as injunctive relief or rescission.

      At present, there is no pending litigation or proceeding involving a director, officer, employee or agent of Rubicon where indemnification will be required or permitted. Rubicon is not aware of any threatened litigation or proceeding that may result in a claim for indemnification by any director or officer.

Item 25. Other Expenses of Issuance and Distribution.
-----------------------------------------------------
                  Filing fee under the Securities Act of 1933      $3,039.00
                  Printing and engraving (1)                       $1,000.00
                  Blue Sky Fees                                    $5,000.00
                  Auditing Fees (1)                               $10,000.00
                  Legal Fees (1)                                  $35,000.00
                  Miscellaneous (1)                                $3,000.00
                                                                  ----------
                  TOTAL                                           $57,039.00
                                                                  ==========


(1)All amounts listed are estimates. Expenses after $15,000 will be paid by Smith Consulting Services, Inc., exclusive of amounts owed auditors.



Item 26. Recent Sales of Unregistered Securities.
-------------------------------------------------



     In November 2000, Rubicon issued 36,000,000 shares of common stock to four shareholders of Rubicon Medical, Inc., the Utah corporation, in exchange for all of the outstanding shares of Rubicon Medical, Inc. and 163,400 shares of its preferred stock to 17 preferred stockholders of Rubicon Medical, Inc. All shares were issued in relation to the acquisition of Rubicon Medical, Inc, the Utah Corporation by Hi-Tech, the Delaware corporation whose name was subsequently changed to Rubicon Medical Corporation. The 17 shareholders receiving preferred stock had previously invested $817,000 in the Utah corporation. The four shareholders receiving common stock were the original founders of Rubicon Medical, Inc., the Utah corporation and Rubicon Medical, LLC, and had contributed $1,877,952 to the Utah corporation and Rubicon Medical, LLC which assets were acquired by Rubicon Medical, Inc. The transactions are believed exempt from registration under Section 4(6) and/or 4(2) of the Securities Act due to the investment intent of the individuals, their accredited nature and the number of individuals receiving shares. In 2001, Rubicon issued 473,334 shares of its common stock to its medical advisory board as part of their consulting compensation. Rubicon also converted a debenture owed to Banyon Investment Company into 200,000 shares of common stock. Banyon Investment Company is owned by accredited investors. At the time of the original promissory note to Banyon and its subsequent conversion, Banyon was provided with all information it requested and indicated that it had an investment intent to hold the note or shares, and did not intend to resell the note or shares in the immediate future. Rubicon relied on section 701 and 4(2), respectively for these transactions.

     In connection with the recapitalization between Hi-Tech and Rubicon, Smith Consulting Service received shares. These shares were issued at the time of the recapitalization in October 2000. Originally, Rubicon had entered into a contract with Smith Consulting Services which provided it would receive 9.5% of Rubicon. When the transaction with Hi-Tech was proposed, Smith Consulting Services agreed it would relinquish any rights to receive any amounts owed under its consulting contract with Rubicon and instead receive only those shares it was able to acquire, at the time of the recapitalization, from Hi-Tech and its shareholders. Smith Consulting Services is owned by Karl Smith who is an accredited investor. Mr. Smith had performed extensive investigation into Rubicon and Hi-Tech, our operations and financial conditions prior to receiving any shares. At the time of the recapitalization, note holders of Hi-Tech converted their notes to 11,508,000 shares of Hi-Tech's common stock. There were two note holders both of whom had extensive experience dealing with small companies like Hi-Tech and Rubicon. Both had access to information on Rubicon and Hi-Tech. Rubicon relied on section 4(2) as its exemption for these transaction.

     Prior to its acquisition by Hi-Tech, Rubicon, the Utah corporation completed a private placement of its preferred stock to 17 accredited investors and relied on section 4(2) as an exemption. Additionally, in December 1999, Rubicon issued a convertible debenture to Banyon Investment Company for an investment of $200,000 by Banyon. Rubicon relied on section 4(2) for the exemption since all members of Banyon are accredited investors and Banyon was provided with substantial information on Rubicon.

Item 27. Exhibits and Financial Schedules
-----------------------------------------
SEC Ref No.     Exhibit No.     Title of Document             Location
-----------     -----------     -----------------             --------
2.     Plan of Acquisition, reorganization, arrangement,
       liquidation or Succession
       2.1   Agreement and Plan of Reorganization by          Previously Filed
             and between Hi-Tech Ventures, Inc. and
             Rubicon Medical, Inc.
       2.1a  Exhibit to Agreement and Plan of Reorganization  Previously Filed

3.   Certificate of Incorporation and Bylaws
     3.1    Articles of Incorporation                         Previously Filed
     3.2    Articles of Amendment                             Previously Filed
     3.3    2000 Series A Convertible Preferred Stock         Previously Filed
     3.4    Bylaws                                            Previously Filed

4.   Instruments defining the rights of holders               See Ex. 3.1 and
                                                              3.4

5.   Opinion of Victor D. Schwarz, LLC as to                  This Filing
      legality of securities being registered.

10.  Material Contracts
     10.1   Option and License Agreement with U.S.C.          Previously Filed
     10.1a  Option Exercise and License Amendment
            Agreement with U.S.C.                             Previously Filed
     10.2   Exclusive License and Development Agreement
            With Abbott Laboratories                          Previously Filed
     10.2a  Letter of Affirmation and Consent Between U.S.C.
            And Abbott Laboratories                           Previously Filed
     10.2b  Letter of Understanding-USC                       Previously Filed
     10.3   Equipment Lease Agreement with First
            Security Leasing Company                          Previously Filed
     10.3a  Promissory Note to Equipment Lease Agreement      Previously Filed
     10.3b  Lease Schedule to Lease Agreement                 Previously Filed
     10.3c  Lease Schedule to Lease Agreement                 Previously Filed
     10.3d  Lease Schedule to Lease Agreement                 Previously Filed
     10.4   Asset Purchase Agreement-Accurate Design          Previously Filed
     10.4a  Exhibits to Asset Purchase Agreement-Accurate
              Design                                          Previously Filed
     10.5   Employment Agreement-Linder                       Previously Filed
     10.6   Employment Agreement-Pearsall                     Previously Filed
     10.7   Consulting Contract with Smith Consulting
            Services, Inc.                                    Previously Filed
     10.8   Facility Lease Agreement                          Previously Filed
     10.9   Medical Advisory Board Agreement-Dr. Larsen       Previously Filed
     10.10  Medical Advisory Board Agreement-Dr. Jacobs       Previously Filed
     10.11  Medical Advisory Board Agreement-Dr. Katzen       Previously Filed
     10.12  Medical Advisory Board Agreement-Dr. McDougall    Previously Filed
     10.13  Medical Advisory Board Agreement-Dr. Wakhloo      Previously Filed
     10.14  Amendment to Accurate Design contract             Previously Filed
     10.15 Medical Advisory Board Agreement-Dr. Higashida     This Filing

16.  Letter on change in certifying accountant                This Filing

21. Subsidiaries of the small business issuer Rubicon Medial, Inc., a Utah corporation is the only subsidiary.

23.  Consents of Experts and Counsel
     23.1     Consent of HJ and Associates, LLC               This Filing
     23.2     Consent of Victor D. Schwarz, LLC               See Ex. 5
     23.3     Consent of Tanner + Company-Rubicon             This Filing
     23.4     Consent of Tanner + Company-Accurate            This Filing

24.  Powers of Attorney
     24.1     Powers of Attorney are included on signature page(3)

    All other Exhibits called for by Rule 601 of Regulation S-B are not applicable to this filing.

     Those documents indicated to have been previously filed were filed with the original filing of this registration statement on December 7, 2000.

     (b) Financial Statement Schedules

     All schedules are omitted because they are not applicable or because the required information is included in the financial statements or notes thereto.

Item 28. Undertakings.
----------------------
    (a)   The undersigned small business issuer hereby undertakes:

       (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to: (i) Include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) Reflect in the prospectus any facts or events which, individually or together represent a fundamental change in the information in the registration statement; and (iii) Include any material or changed information in the plan of distribution.

       (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities as at that time to be the initial bona fide offering thereof.

       (3) File a post effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) The undersigned small business issuer hereby undertakes that it will:

       (1) For purposes of determining any liability under the Securities Act that the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time the Commission declared it effective.

        (2) For the purpose of determining any liability under the Securities Act, that each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                 SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Salt Lake City, State of Utah on May 30, 2001.

                                      Rubicon Medical Corporation

                                      By:
                                         ----------------
                                         Richard J. Linder
                                         CEO, President, Director

     In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 30, 2001.


By:                                   Chairman, and Director
   ---------------------------
   David B. Berger

By:
   ---------------------------         President and Chief Executive Officer,
   Richard J. Linder                   (Principle executive officer) and
Director

By:                                    Chief Financial Officer (principal
   ---------------------------         accounting and financial
   Dennis M. Nasella                   officer) and Director


     The above signed officer and/or director of Rubicon Medical Corporation, a Delaware corporation (the "Corporation"), hereby constitutes and appoints Richard J. Linder, and each of them, with full power of substitution and resubstitution, as attorney to sign for them in any and all capacities this registration statement and any and all amendments thereto, and any and all applications or other documents to be filed pertaining to this registration statement with the Securities and Exchange Commission or with any states or other jurisdictions in which registration is necessary to provide for notice or sale of all or part of the securities to be registered pursuant to this registration statement and with full power and authority to do and perform any and all acts and things whatsoever required and necessary to be done in the premises, as fully to all intents and purposes as the undersigned could do if personally present. The above signed officers and directors hereby ratifies and confirms all that said attorney-in-fact and agent, or any of his substitute or substitutes, may lawfully do or cause to be done by virtue hereof and incorporate such changes as any of the said attorneys-in-fact deems appropriate.